As filed with the Securities and Exchange Commission on May 9, 2024

Registration No. 333-278799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No.1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Barnes & Noble Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5940	46-0599018
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Mountain View Blvd

Basking Ridge, NJ 07920

(908) 991-2665

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael C. Miller

Executive Vice President, Corporate Development & Affairs, Chief Legal Officer & Secretary

Barnes & Noble Education, Inc.

120 Mountain View Blvd

Basking Ridge, NJ 07920

(908) 991-2665

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean M. Donahue

Jonathan Ko

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

(212) 318-6000

As soon as practicable after this Registration Statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 9, 2024

PRELIMINARY PROSPECTUS

Barnes & Noble Education, Inc.

Non-Transferable Subscription Rights to Purchase up to

900,000,000 Shares of Common Stock at $0.05 per Share

Barnes & Noble Education, Inc. (the “Company,” “BNED,” “we,” “us” or “our”) is distributing, at no charge, to holders of its common stock, par value $0.01 per share (“Common Stock”), non-transferable subscription rights (the “Subscription Rights” or “Rights”) to purchase an aggregate of up to 900,000,000 shares of our Common Stock at a cash subscription price (the “Subscription Price”) of $0.05 per share (the “Rights Offering”). Assuming the Rights Offering is fully subscribed, we currently expect to receive aggregate gross proceeds of $45 million from the Rights Offering. You will receive one Subscription Right for each share of Common Stock owned at 5:00 p.m., Eastern Daylight Time, on May 14, 2024, the record date (the “Record Date”) for the Rights Offering. You will not be entitled to receive any Subscription Rights unless you were a stockholder of record as of the Record Date for the Rights Offering.

The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on    , 2024, the expected expiration date of the Rights Offering (the “Expiration Date”), which for the avoidance of doubt is sixteen (16) days from the date the Subscription Rights are issued to Rights holders. We, in our sole discretion, may extend the period for exercising the Subscription Rights. Subscription Rights which are not exercised by the Expiration Date of the Rights Offering will expire and will have no value. You should carefully consider whether or not to exercise your Subscription Rights before the Expiration Date. Once you have exercised your Subscription Rights, your exercise may not be revoked.

Each Subscription Right carries with it a “Basic Subscription Right,” which entitles Subscription Rights holders to purchase 17 shares of our Common Stock at the Subscription Price of $0.05 per share (the “Basic Subscription Right”), and an “Over-Subscription Right,” which entitles each Subscription Rights holder that has exercised its Basic Subscription Right in full to subscribe for additional shares of our Common Stock, at the same Subscription Price of $0.05 per share, to the extent that shares of our Common Stock offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights (the “Over-Subscription Right”). Subscription Rights will be distributed in proportion to stockholders’ shares of Common Stock owned as of the Record Date. We will not issue fractional shares in the Rights Offering or cash in lieu of fractional shares of Common Stock. Any fractional shares of Common Stock that would be created by an exercise of the Subscription Rights will be rounded to the nearest whole share, with such adjustments as necessary to ensure that we receive the aggregate offering amount of $45 million. We intend to issue an aggregate of 900 million new shares of Common Stock that, if exercised in full, will provide gross proceeds to us of $45 million. On the record date for distribution of the Subscription Rights, there were     shares of Common Stock outstanding. Therefore, if the Company issues one Subscription Right per share of Common Stock outstanding, each Right would have to entitle its holder to purchase     shares of Common Stock in order for all Rights in the aggregate to entitle its holders to purchase an aggregate of exactly 900 million new shares of Common Stock. However, NYSE rules only allow companies to issue rights in whole amounts, such that we have rounded the subscription ratio to 1 Right for 17 shares for purposes of the Rights Offering. As a result, if the Rights Offering was fully subscribed we would issue     shares of Common Stock at a Subscription Price of $0.05 per share for aggregate proceeds of $    million. We will issue shares of Common Stock to Rights holders who properly subscribed for and purchased such shares pursuant to their Subscription Rights upon closing of the Rights Offering.

If you fully exercise your Basic Subscription Right and other holders do not fully exercise their Basic Subscription Right, you may also exercise your Over-Subscription Right to purchase, at the same Subscription Price of $0.05 per share, additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering, up to the number of shares subscribed for and purchased under your Basic Subscription Right, subject to availability and pro rata allocation among persons exercising their Over-Subscription Right.

On April 16, 2024, we entered into a Standby, Securities Purchase and Debt Conversion Agreement (the “Purchase Agreement”) with Toro 18 Holdings LLC, a Delaware limited liability company (“Immersion” or the “Investor”), of which Immersion Corporation, a Delaware corporation, is its sole member, Outerbridge Capital Management, LLC (“Outerbridge”), Selz Family 2011 Trust (“Selz” and together with Immersion and Outerbridge, the “Standby Purchasers”), Vital Fundco, LLC (“Vital”) and TopLids LendCo, LLC (“TopLids”). Vital and TopLids (collectively, the “Lien Purchasers”) are lenders to the Company under that certain Term Loan Credit Agreement dated June 7, 2022, among the Company, as borrower, the guarantors party thereto, the Lien Purchasers, as lenders, and TopLids, as administrative agent and collateral agent (the “Term Credit Agreement”). Pursuant to the terms and conditions of the Purchase Agreement, if any Subscription Rights remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Standby Purchasers will collectively purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), and separate from the Rights Offering, up to $45 million in shares of Common Stock not subscribed for by the Company’s stockholders (the “Backstop Commitment”). Specifically, each Standby Purchaser will purchase its pro rata portion of the unsubscribed shares of Common Stock upon the expiration of the Rights Offering according to its respective commitment amount. Pursuant to the Purchase Agreement, the commitment amount of Immersion is $35 million (the “Investor Backstop Commitment”) and the commitment amount of each of Outerbridge and Selz is $5 million. Outerbridge and Selz are current stockholders of the Company. Immersion is not a current stockholder of the Company. Assuming no stockholders exercise their Subscription Rights, Outerbridge and Selz will own 4.0% and 3.9%, respectively, of our Common Stock outstanding following the closing of the Rights Offering (including shares of Common Stock beneficially owned by their respective affiliates), after giving effect to the issuance of shares of Common Stock pursuant to the Backstop Commitment, the Private Investment and the Debt Conversion (each as defined below). In light of the Backstop Commitment, we anticipate that we will receive aggregate gross proceeds of $45 million if the Rights Offering is completed, whether or not any Subscription Rights holders exercise their Subscription Rights.

Pursuant to the Purchase Agreement, upon closing of the Rights Offering, Immersion and Vital have agreed to purchase $45 million and $5 million, respectively, in shares of our Common Stock, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering (the “Private Investment”). The Private Investment is in addition to shares of Common Stock purchased by Immersion pursuant to the Immersion Backstop Commitment, if any. In addition, subject to the terms and conditions of the Purchase Agreement, upon closing of the Rights Offering, the Company and Lien Purchasers will convert all outstanding principal and any accrued and unpaid interest under the Term Credit Agreement (the “Rollover Debt Amount”), totaling approximately $34 million as of the date of this prospectus, into a number of new shares (the “Rollover Shares”) of Common Stock equal to the quotient of the Rollover Debt Amount divided by the Subscription Price. Such Rollover Shares will be issued to each of TopLids and Vital pro rata based on its pro rata portion of the Rollover Debt Amount (the “Debt Conversion”). Immersion and Vital are not current stockholders of the Company. TopLids and/or its affiliates are current stockholders of the Company. Assuming no stockholders exercise their Subscription Rights, Immersion, TopLids and Vital will own 60.9%, 17.2% and 12.4% (including shares of Common Stock beneficially owned by their respective affiliates), respectively, of our Common Stock outstanding following the closing of the Rights Offering, after giving effect to the Backstop Commitment, the Debt Conversion and the Private Investment. Following the consummation of the transactions contemplated by the Purchase Agreement, an aggregate of approximately 2,575,050,259 shares of Common Stock will be issued pursuant to the Rights Offering and the Purchase Agreement. Specifically, 900,000,000 shares of Common Stock will be issued as a result of the Rights Offering and, if applicable, the Backstop Commitment, 1,000,000,000 shares of Common Stock will be issued pursuant to the Private Investment, and approximately 675,050,259 shares of Common Stock will be issued pursuant to the Debt Conversion. As of April 26, 2024, there were 53,156,369 shares of Common Stock outstanding, which will represent 2.02% of the shares outstanding after the closing of the Transactions.

We have agreed to pay Immersion and Selz commitment fees of $2,450,000 and $350,000, respectively, in consideration for the Backstop Commitment, and to reimburse Immersion, Vital and Outerbridge for all documented out-of-pocket costs, fees and expenses incurred by them in connection with the transactions contemplated by the Purchase Agreement; provided, that such reimbursement shall not exceed, with respect to Immersion, $2,450,000 in the aggregate ($1,200,000 if the deal does not close), net of any expense amount previously paid by the Company to Immersion, with respect to Vital, $200,000 in the aggregate, and with respect to Outerbridge, $250,000 in the aggregate. For more information regarding the Purchase Agreement and related agreements, see the section entitled “The Purchase Agreement and Related Agreements.”

The issuance and sale of shares of Common Stock pursuant to the Rights Offering, the Backstop Commitment, if applicable, the Private Investment and the Debt Conversion (collectively, the “Transactions”), is subject to, among other things, the approval of our stockholders at a special meeting to be held on    , 2024 (the “Special Meeting”). If the issuance and sale of our Common Stock pursuant to the Transactions is not approved at the Special Meeting, then the Rights Offering will be cancelled and the Transactions will be terminated.

Computershare Trust Company N.A. (“Computershare”) will serve as the subscription agent (“Subscription Agent”) for the Rights Offering. Innisfree M&A Incorporated (“Innisfree”) will serve as the information agent (“Information Agent”) for the Rights Offering. The Subscription Agent will hold in escrow the funds it receives from subscribers until we complete, abandon, or terminate the Rights Offering. If you want to participate in the Rights Offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the Subscription Agent promptly before the expiration of the Rights Offering. If you want to participate in the Rights Offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. For a detailed discussion, see the section entitled “The Rights Offering—The Subscription Rights.”

We reserve the right to cancel the Rights Offering at any time before it expires. If we cancel the Rights Offering, all subscription payments received will be returned as soon as practicable, without interest or penalty.

The Subscription Rights and the shares of Common Stock issuable on their exercise, both of which are covered by the registration statement (“Registration Statement”) of which this prospectus forms a part, are being offered directly by us without the services of an underwriter or selling agent. We will bear all costs, expenses and fees in connection with the registration of such securities.

Our Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “BNED.” On May 3, 2024, the last reported sales price for our Common Stock was $0.22 per share.

Our Board of Directors (“Board of Directors” or the “Board”) is making no recommendation regarding your exercise of the Subscription Rights. You should carefully consider whether to exercise your Subscription Rights before the expiration of the Rights Offering. You may not revoke or revise any exercises of Subscription Rights once made, unless we terminate the Rights Offering.

You should read this prospectus and any information incorporated by reference herein carefully before you invest.

If you have any questions or need further information about the Rights Offering, please contact the Information Agent at (877) 800-5185.

It is anticipated that delivery of the Common Stock purchased in the Rights Offering will be made on or about    , 2024.

	Per Share	Total(1)
Subscription Price	$0.05	$45,000,000
Proceeds to us, before expenses	$0.05	$45,000,000

(1)	Assumes the Rights Offering is fully subscribed.

Exercising your Subscription Rights and investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” contained on page 24 of this prospectus as well as any other risk factors and information contained in any other documents that are incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is    , 2024.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference herein. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should not rely on any unauthorized information or representation.

This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The distribution of this prospectus and the issuance of the securities herein may be restricted by law in certain jurisdictions. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities herein and the distribution of the prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of the Registration Statement that we file with the Securities and Exchange Commission (the “SEC”). Please carefully read this prospectus together with reports we have filed with the SEC described below under the heading “Incorporation of Certain Information by Reference.” These documents contain important information you should consider when making your investment decision.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “BNED,” “the Company,” “we,” “us,” “our,” and similar references refer to Barnes & Noble Education, Inc. and, unless the context requires otherwise, its subsidiaries. References in this prospectus to “Subscription Agent” refer to Computershare Trust Company N.A. and “Information Agent” refer to Innisfree M&A Incorporated.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our Common Stock discussed under the section entitled “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes and the exhibits to the Registration Statement of which this prospectus forms a part.

The Company

We are one of the largest contract operators of physical and virtual bookstores for college and university campuses and K-12 institutions across the United States. We are also one of the largest textbook wholesalers, inventory management hardware and software providers, and a leading provider of digital education solutions. We operate 1,272 physical, virtual, and custom bookstores and serve more than 5.8 million students, delivering essential educational content, tools and general merchandise items within a dynamic omnichannel retail environment.

The strengths of our business include our ability to compete by developing new products and solutions to meet market needs, our large operating footprint with direct access to students and faculty, our well-established, deep relationships with academic partners and stable, long-term contracts and our well-recognized brands. We provide product and service offerings designed to address the most pressing issues in higher education, including equitable access, enhanced convenience and improved affordability through innovative course material delivery models designed to drive improved student experiences and outcomes. We offer our BNC First Day® equitable and inclusive access programs, consisting of First Day Complete and First Day, which provide faculty requested course materials on or before the first day of class at below market rates, as compared to the total retail price for the same course materials if purchased separately (a la carte) and students are billed the below market price directly by the institution as a course fee or included in tuition. During the 39 weeks ended January 27, 2024, BNC First Day total revenue increased by 44% from the prior year period. We are moving quickly and decisively to accelerate our First Day Complete strategy. We have seen many institutions adopt First Day Complete in fiscal 2024 and plan to continue to scale the number of schools adopting First Day Complete in fiscal 2025 and beyond.

We expect to continue to introduce scalable and advanced solutions focused largely on the student and customer experience, expand our e-commerce capabilities and accelerate such capabilities through our merchandising and e-commerce service providers agreement with Fanatics Retail Group Fulfillment, LLC (“Fanatics”) and Fanatics Lids College, Inc. (“Lids”) (collectively referred to herein as the “F/L Relationship”), win new accounts, and expand our revenue opportunities through strategic relationships. We expect gross comparable store general merchandise sales to increase over the long term, as our product assortments continue to emphasize and reflect changing consumer trends, and we evolve our presentation concepts and merchandising of products in stores and online, which we expect to be further enhanced and accelerated through the F/L Relationship. Through this relationship, Fanatics and Lids provide unparalleled product assortment, e-commerce capabilities and powerful digital marketing tools on our behalf to drive increased value for customers and accelerate growth of our logo general merchandise business.

The Barnes & Noble brand (licensed from our former parent) along with our subsidiary brands, BNC and MBS, are synonymous with innovation in bookselling and campus retailing, and are widely recognized and respected brands in the United States. Our large college footprint, reputation, and credibility in the marketplace not only support our marketing efforts to universities, students, and faculty, but are also important to our relationship with leading publishers who rely on us as one of their primary distribution channels.

Our business was significantly negatively impacted by the COVID-19 pandemic during the years ended April 30, 2022 and May 1, 2021, as many schools adjusted their learning models and on-campus activities. Although most academic institutions have since reopened after the COVID-19 pandemic, the lingering impacts of the pandemic have resulted in changes in customer behaviors, lower enrollments, and an evolving educational landscape, including increased competition and disintermediation, which continued to impact our financial results during the year ended April 29, 2023. Some institutions are still providing alternatives to traditional in-person instruction, including online and hybrid learning options and significantly reduced classroom sizes. The impact of COVID-19 store closings, as well as lower earnings during the year ended April 29, 2023, resulted in the loss of cash flows and increased borrowings that we would not otherwise have expected to incur.

We recognized Net Loss from Continuing Operations of $(35.0) million and $(48.3) million for the 39 weeks ended January 27, 2024 and January 28, 2023, respectively, and we incurred a Net Loss from Continuing Operations of $(90.1) million, $(61.6) million, and $(133.6) million for the years ended April 29, 2023, April 30, 2022, and May 1, 2021, respectively. Our Cash Flow (Used In) Provided by Operating Activities from Continuing Operations were $(83.2) million and $(21.2) million for the 39 weeks ended January 27, 2024 and January 28, 2023, respectively, and were $90.5 million, $(16.2) million, and $27.0 million, for the years ended April 29, 2023, April 30, 2022, and May 1, 2021, respectively. The tightening of our available credit commitments, including the elimination and repayment of our FILO Facility in fiscal year 2023 of $40.0 million, had a significant impact on our liquidity during fiscal year 2023 and fiscal year 2024, including our ability to make timely vendor payments and school commission payments.

Our losses and projected cash needs, combined with our current liquidity levels and the maturity of our existing credit facility, which matures on December 28, 2024, raises substantial doubt about our ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon the successful execution of management’s plan to improve the Company’s liquidity, including (1) raising additional liquidity and (2) taking additional operational restructuring actions.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended April 29, 2023 and our Quarterly Reports on Form 10-Q for the quarterly periods ended July 29, 2023, October 28, 2023, and January 27, 2024. For instructions on how to find copies of these documents, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Related Party Transaction

As disclosed above, TopLids will own more than 5% of our Common Stock outstanding following the closing of the Rights Offering, after giving effect to the Debt Conversion. TopLids is an affiliate of Fanatics and Lids, which previously entered into the F/L Relationship with us as described above. In fiscal year 2023, we recognized $145.4 million of commission revenue from the F/L Relationship.

Company Information

Our principal executive offices are located at 120 Mountain View Blvd, Basking Ridge, NJ 07920, and our telephone number at that location is (908) 991-2665. Our Internet address is www.bned.com. Except for the documents incorporated by reference in this prospectus, the information contained on our website is not part of this prospectus and should not be relied upon in connection with making an investment decision.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables summarize our financial data as of and for the periods indicated. The balance sheet data as of April 29, 2023, and the statements of operations data for the years ended April 29, 2023 and April 30, 2022, are derived from the audited financial statements incorporated by reference in this prospectus. The balance sheet data as of January 27, 2024, and the statements of operations data for the 39 weeks ended January 27, 2024 and January 28, 2023, are derived from the unaudited interim financial statements incorporated by reference in this prospectus. These historical results are not necessarily indicative of results that may be expected in the future.

The following summary financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in our Annual Report on Form 10-K for the year ended April 29, 2023 and our Quarterly Reports on Form 10-Q for the quarterly periods ended July 29, 2023, October 28, 2023, and January 27, 2024.

To supplement our results prepared in accordance with generally accepted accounting principles (“GAAP”), we use the measure of Adjusted Earnings and Adjusted EBITDA, which are non-GAAP financial measures under the SEC regulations. We define Adjusted Earnings as net income from continuing operations adjusted for certain reconciling items that are subtracted from or added to net income (loss) from continuing operations. We define Adjusted EBITDA as net income (loss) from continuing operations plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss) from continuing operations.

To properly and prudently evaluate our business, we encourage you to review our consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the year ended April 29, 2023. These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, our use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by segment, at a consolidated and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans.

(In thousands of dollars except for share amounts)	39 weeks ended		52 weeks ended
	January 27, 2024	January 28, 2023	April 29, 2023	April 30, 2022
STATEMENT OF OPERATIONS DATA:
Sales:
Product sales and other	$1,237,723	$1,204,806	$1,406,655	$1,362,380
Rental income	93,490	96,555	136,553	133,354

Total sales	1,331,213	1,301,361	1,543,208	1,495,734

Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales	991,695	957,788	1,119,482	1,076,243
Rental cost of sales	52,606	52,416	74,287	76,659

Total cost of sales	1,044,301	1,010,204	1,193,769	1,152,902

Gross profit	286,912	291,157	349,439	342,832

Selling and administrative expenses	243,193	281,136	357,611	353,968
Depreciation and amortization expense	30,576	31,264	42,163	42,124
Impairment loss (non-cash)	5,798	6,008	6,008	6,411
Restructuring and other charges	12,320	4,762	10,103	944

Operating loss	(4,975)	(32,013)	(66,446)	(60,615)
Interest expense, net	29,538	15,672	22,683	10,096

Loss from continuing operations before income taxes	(34,513)	(47,685)	(89,129)	(70,711)
Income tax expense (benefit)	532	603	1,011	(9,152)

Loss from continuing operations	$(35,045)	$(48,288)	$(90,140)	$(61,559)

Loss from discontinued operations, net of tax of $20, $297, $398 and $497, respectively	$(802)	$(7,324)	$(11,722)	$(7,298)

Net loss	$(35,847)	$(55,612)	$(101,862)	$(68,857)

Loss per share of common stock:
Basic and Diluted:
Continuing operations	$(0.66)	$(0.92)	$(1.72)	$(1.19)
Discontinued operations	$(0.02)	$(0.14)	$(0.22)	$(0.14)

Total Basic and Diluted Earnings per share	$(0.68)	$(1.06)	$(1.94)	$(1.33)

Weighted average common shares outstanding – Basic and Diluted	52,862	52,404	52,454	51,797

(In thousands of dollars except for share amounts)	39 weeks ended		52 weeks ended
	January 27, 2024	January 28, 2023	April 29, 2023	April 30, 2022
OTHER OPERATING DATA – CONTINUING OPERATIONS:
Adjusted EBITDA (Non-GAAP)
Retail	$47,315	$20,604	$10,640	$8,679
Wholesale	9,729	7,461	3,239	3,782
Corporate Services and Eliminations	(13,325)	(18,018)	(22,025)	(22,777)

Total Adjusted EBITDA (Non-GAAP)	$43,719	$10,047	$(8,146)	$(10,316)

Adjusted Earnings (Non-GAAP)	$(16,927)	$(37,492)	$(74,003)	$(53,384)
Capital expenditures	$11,459	$21,700	$25,092	$33,607
Number of physical stores at period end	717	785	774	805
Number of virtual stores at period end	555	603	592	622

Total number of stores at period end	1,272	1,388	1,366	1,427
BALANCE SHEET DATA (at period end):
Merchandise and rental inventory	$386,065	$444,392	$353,328	$323,466
Total assets	$1,151,597	$1,279,363	$980,779	$1,071,553
Total liabilities	$1,054,464	$1,102,877	$850,028	$843,179
Short-term debt	$224,067	$—	$—	$40,000
Long-term debt	$30,191	$283,857	$182,151	$185,700
Total stockholders’ equity	$97,133	$176,486	$130,751	$228,374

Adjusted Earnings – Continuing Operations (non-GAAP)

	39 weeks ended		52 weeks ended
	January 27, 2024	January 28, 2023	April 29, 2023	April 30, 2022
Net loss from continuing operations	$(35,045)	$(48,288)	$(90,140)	$(61,559)
Reconciling items, after-tax (below)	18,118	10,796	16,137	8,175

Adjusted Earnings (non-GAAP)	$(16,927)	$(37,492)	$(74,003)	$(53,384)

Reconciling items, pre-tax
Impairment loss (non-cash)	$5,798	$6,008	$6,008	$6,411
Merchandise inventory loss	—	—	—	434
Content amortization	—	26	26	386
Restructuring and other charges	12,320	4,762	10,103	944

Reconciling items, after tax	$18,118	$10,796	$16,137	$8,175

Adjusted EBITDA – Continuing Operations (non-GAAP)

	39 weeks ended		52 weeks ended
	January 27, 2024	January 28, 2023	April 29, 2023	April 30, 2022
Net loss from continuing operations	$(35,045)	$(48,288)	$(90,140)	$(61,559)
Add:
Depreciation and amortization expense	30,576	31,264	42,163	42,124
Interest expense, net	29,538	15,672	22,683	10,096
Income tax expense (benefit)	532	603	1,011	(9,152)
Impairment loss (non-cash)	5,798	6,008	6,008	6,411
Merchandise inventory loss	—	—	—	434
Content amortization	—	26	26	386
Restructuring and other charges	12,320	4,762	10,103	944

Total Adjusted EBITDA (Non-GAAP)	$43,719	$10,047	$(8,146)	$(10,316)

The Rights Offering

Securities Offered	We are distributing, at no charge, to holders of our Common Stock non-transferable Subscription Rights to purchase, in the aggregate, up to 900,000,000 shares of our Common Stock. You will receive one Subscription Right for each share of Common Stock you owned on the Record Date. Each Subscription Right carries with it a “Basic Subscription Right,” which entitles Subscription Rights holders to purchase 17 shares of our Common Stock at the Subscription Price of $0.05 per share, and an “Over-Subscription Right,” which entitles each Subscription Rights holder that has exercised its Basic Subscription Right in full to subscribe for additional shares of our Common Stock, at the same Subscription Price. Shares of Common Stock in the Rights Offering will be issued only in book-entry form.

Subscription Price	$0.05 per whole share of Common Stock. To be effective, any payment for the exercise of a Subscription Right must clear before the expiration of the Rights Offering.

Basic Subscription Right	Each Subscription Right will entitle you to purchase 17 shares of our Common Stock at the Subscription Price of $0.05 per share. See the section entitled “The Rights Offering — The Subscription Rights— Basic Subscription Right.”

Over-Subscription Right	If you fully exercise your Basic Subscription Right (other than those Subscription Rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other stockholders do not fully exercise their Basic Subscription Right, you may also exercise your Over-Subscription Right to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering period, subject to availability and on a pro rata basis. If the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available shares will be prorated among those who properly exercised their Over-Subscription Right in proportion to the number of shares of Common Stock subscribed for pursuant to your Over-Subscription Right. The number of shares a Rights holder may purchase pursuant to its Over-Subscription Right cannot exceed the number of shares the Rights holder is entitled to purchase pursuant to its Basic Subscription Right. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”

Record Date	5:00 p.m., Eastern Daylight Time, on May 14, 2024.

Expiration of the Rights Offering Period	5:00 p.m., Eastern Daylight Time, on , 2024. We may extend the expiration of the Rights Offering period for exercising your Subscription Rights in our sole discretion. Any Rights not exercised on or before the Expiration Date will expire without any payment to the holders of those unexercised Rights.

Standby Purchasers, Lien Purchasers and the Purchase Agreement	On April 16, 2024, we entered into a Standby, Securities Purchase and Debt Conversion Agreement with Immersion, Outerbridge, Selz, Vital and TopLids. Vital and TopLids are lenders to the Company under that certain Term Loan Credit Agreement dated June 7, 2022, among the Company, as borrower, the guarantors party thereto, the Lien Purchasers, as lenders, and TopLids, as administrative agent and collateral agent. Pursuant to the terms and conditions of the Purchase Agreement, if any Subscription Rights remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, Immersion, Outerbridge and Selz will collectively purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act, and separate from the Rights Offering, up to $45 million in shares of Common Stock not subscribed for by the Company’s stockholders. Specifically, each Standby Purchaser will purchase its pro rata portion of the unsubscribed shares of Common Stock upon the expiration of the Rights Offering according to its respective commitment amount. Pursuant to the Purchase Agreement, the commitment amount of Immersion is $35 million and the commitment amount of each of Outerbridge and Selz is $5 million. Outerbridge and Selz are current stockholders of the Company. Immersion is not a current stockholder of the Company. Assuming no stockholders exercise their Subscription Rights, Outerbridge and Selz will own 4.0% and 3.9%, respectively, of our Common Stock outstanding following the closing of the Rights Offering (including shares of Common Stock beneficially owned by their respective affiliates), after giving effect to the issuance of shares of Common Stock pursuant to the Backstop Commitment, the Private Investment and the Debt Conversion. In light of the Backstop Commitment, we anticipate that we will receive aggregate gross proceeds of $45 million if the Rights Offering is completed, whether or not any Subscription Rights holders exercise their Subscription Rights.

Pursuant to the Purchase Agreement, upon closing of the Rights Offering, Immersion and Vital have agreed to purchase $45 million and $5 million, respectively, in shares of our Common Stock, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering. The Private Investment is in addition to shares of Common Stock purchased by Immersion pursuant to the Immersion Backstop Commitment, if any. In addition, subject to the terms and conditions of the Purchase Agreement, upon closing of the Rights Offering, the Company and Lien Purchasers will convert all outstanding principal and any accrued and unpaid interest under the Term Credit Agreement, totaling approximately $34 million as of the date of this prospectus, into a number of new shares of Common Stock equal to the quotient of the Rollover Debt Amount divided by the Subscription Price. Such Rollover Shares will be issued to each of TopLids and Vital pro rata based on its pro rata portion of the Rollover Debt Amount. Immersion and Vital are not current stockholders of the Company. TopLids and/or its affiliates are current stockholders of the Company. Assuming no stockholders exercise their Subscription Rights, Immersion, TopLids and Vital will own 60.9%, 17.2% and 12.4%, respectively, of our Common Stock outstanding following the closing of the Rights Offering, after giving effect to the Backstop Commitment, the Debt Conversion and the Private Investment.

Following the consummation of the Transactions, an aggregate of approximately 2,575,050,259 shares of Common Stock will be issued in connection with the Purchase Agreement. Specifically, 900,000,000 shares of Common Stock will be issued as a result of the Rights Offering and the Backstop Commitment, if any, 1,000,000,000 shares of Common Stock will be issued pursuant to the Private Investment and approximately 675,050,259 shares of Common Stock will be issued pursuant to the Debt Conversion.

We have agreed to pay Immersion and Selz commitment fees of $2,450,000 and $350,000, respectively, in consideration for the Backstop Commitment, and to reimburse Immersion, Vital and Outerbridge for all documented out-of-pocket costs, fees and expenses incurred by them in connection with the Transactions contemplated by the Purchase Agreement; provided, that such reimbursement shall not exceed, with respect to Immersion, $2,450,000 in the aggregate ($1,200,000 if the deal does not close), net of any expense amount previously paid by the Company to Immersion, with respect to Vital, $200,000 in the aggregate, and with respect to Outerbridge, $250,000 in the aggregate. For more information regarding the Purchase Agreement and related agreements, see the section entitled “The Purchase Agreement and Related Agreements.”

Use of Proceeds	Assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from the Rights Offering of approximately $40 million, after deducting $5 million of estimated offering expenses incurred by us relating to the Rights Offering. We intend to use the net proceeds from the Rights Offering for general corporate purposes, including repayment of indebtedness. See the section entitled “Use of Proceeds.”

Non-Transferability of Subscription Rights	The Subscription Rights issued in the Rights Offering are not transferable.

No Board Recommendation	Our Board of Directors is making no recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering. See the section entitled “Risk Factors” for a discussion of some of the risks involved in exercising your Subscription Rights and investing in our Common Stock.

No Revocation	All exercises of Subscription Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights, or if the market price of our Common Stock falls below the Subscription Price of $0.05 per share, or if the Rights Offering is extended by the Board. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares of our Common Stock at the Subscription Price of $0.05 per whole share.

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of Subscription Rights unless the Rights Offering is part of a “disproportionate distribution” within the meaning of applicable tax law, in which case you may recognize taxable income upon receipt of the Subscription Rights. We believe that the Rights Offering should not be part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. This position is not binding on the U.S. Internal Revenue Service (“IRS”) or the courts, and accordingly, it is possible that the IRS could challenge this position. You may be required to allocate a portion of your tax basis in your Common Stock to the Subscription Rights we distribute to you in the offering, depending on the value of the Subscription Rights. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.” You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and the disposition or exercise of Subscription Rights and the receipt, ownership and disposition of Common Stock.

Extension, Cancellation and Amendment	We reserve the option to extend the Rights Offering period for exercising your Subscription Rights, although we do not presently intend to do so. If we elect to extend the expiration of the Rights Offering period, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give Rights holders more time to exercise their Subscription Rights in the Rights Offering.

The Board may cancel the Rights Offering at any time before its expiration. The issuance and sale of shares of Common Stock pursuant to the Rights Offering, the Backstop Commitment, the Private Investment and the Debt Conversion, is subject to, among other things, the approval of our stockholders at the Special Meeting to be held on    , 2024. If the issuance and sale of our Common Stock pursuant to the Transactions is not approved at the Special Meeting, then the Rights Offering will be cancelled, and the

Transactions will be terminated. If the Rights Offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Board also reserves the right to amend the terms of the Rights Offering at any time before its expiration for any reason, including, without limitation, in order to increase participation in the Rights Offering, provided that prior written consent has been obtained from Immersion to the extent required pursuant to the Purchase Agreement. Such amendments may include a change in the Subscription Price, although no such change is currently contemplated.

If we should make any fundamental change to the terms set forth in this prospectus, we will file a post-effective amendment to the Registration Statement in which this prospectus is included, offer potential purchasers who have subscribed for Subscription Rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the Expiration Date of the Rights Offering period to allow holders of Subscription Rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the Rights Offering and the new expiration date. See the section entitled “The Rights Offering — Expiration Date, Extension, and Amendments.”

Procedures for Exercising Rights	To exercise your Subscription Rights, you must properly complete and execute the rights certificate along with any required signatures or other supplemental documentation and deliver it to the Subscription Agent, together with full payment for all the Subscription Rights you elect to exercise under the Basic Subscription Right and Over-Subscription Right, before the expiration of the Rights Offering period. See the section entitled “The Rights Offering” for detailed information on the procedures and requirements for exercising your Subscription Rights. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your broker, dealer, bank or other nominee to exercise your Subscription Rights on your behalf and deliver all required documents and payment before the expiration of the Rights Offering period.

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	Innisfree M&A Incorporated

Shares Outstanding Before the Rights Offering	53,156,369 shares of our Common Stock were issued and outstanding as of April 26, 2024.

Shares Outstanding After the Completion of the Rights Offering	We expect 2,628,206,628 shares of Common Stock will be outstanding immediately after the completion of the Rights Offering and after giving effect to the Backstop Commitment, if applicable, the Private Investment and the Debt Conversion.

Fees and Expenses	We will pay the fees and expenses we incur related to the Rights Offering.

NYSE Symbol	Our Common Stock is listed on the NYSE under the symbol “BNED.”

Important Dates to Remember	Set forth below are certain important dates for the Rights Offering, which are generally subject to extension:

Transactions Contemplated by the Purchase Agreement to be Approved by Our Stockholders at the Special Meeting to be Held on: , 2024.

Record Date of the Rights Offering: May 14, 2024.

Deadline for Delivery of Rights Certificates and Payment: 5:00 p.m., Eastern Daylight Time, on    , 2024.

Expiration Date: 5:00 p.m., Eastern Daylight Time, on , 2024.

Anticipated Delivery of Shares Purchased in the Rights Offering: on or before , 2024.

Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, you should contact your broker promptly to allow ample time to subscribe for your Rights before the Expiration Date.

Risk Factors	Before you exercise your Subscription Rights and purchase shares of Common Stock in the Rights Offering, you should be aware that there are risks associated with these transactions, including the risks described in the section entitled “Risk Factors” beginning on page 24 of this prospectus and in our Annual Report on Form 10-K for the year ended April 29, 2023. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to exercise your Subscription Rights to purchase shares of Common Stock.

Questions	If you have any questions about the Rights Offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Information Agent, Innisfree, by telephone at (877) 800-5185.

Background of the Rights Offering

The Rights Offering is part of an overall refinancing and recapitalization transaction that the Company is in the process of undertaking.

On April 16, 2024, we entered into a Standby, Securities Purchase and Debt Conversion Agreement with Immersion, Outerbridge, Selz, Vital and TopLids. Vital and TopLids are lenders to the Company under that certain Term Loan Credit Agreement dated June 7, 2022, among the Company, as borrower, the guarantors party thereto, the Lien Purchasers, as lenders, and TopLids, as administrative agent and collateral agent (the “Term Credit Agreement”). Pursuant to the terms and conditions of the Purchase Agreement, if any Subscription Rights remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Standby Purchasers will collectively purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act, and separate from the Rights Offering, up to $45 million in shares of Common Stock not subscribed for by the Company’s stockholders. Specifically, each Standby Purchaser will purchase its pro rata portion of the unsubscribed shares of Common Stock upon the expiration of the Rights Offering according to its respective commitment amount. Pursuant to the Purchase Agreement, the commitment amount of Immersion is $35 million and the commitment amount of each of Outerbridge and Selz is $5 million. Outerbridge and Selz are current stockholders of the Company. Immersion is not a current stockholder of the Company.

Pursuant to the Purchase Agreement, upon closing of the Rights Offering, Immersion and Vital have also agreed to purchase $45 million and $5 million, respectively, in shares of our Common Stock, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering. The Private Investment is in addition to shares of Common Stock purchased by Immersion pursuant to the Immersion Backstop Commitment, if any.

In addition, subject to the terms and conditions of the Purchase Agreement, upon closing of the Rights Offering, the Company and Lien Purchasers will convert all outstanding principal and any accrued and unpaid interest under the Term Credit Agreement, totaling approximately $34 million as of the date of this prospectus, into a number of new shares of Common Stock equal to the quotient of the Rollover Debt Amount divided by the Subscription Price. Such Rollover Shares will be issued to each of TopLids and Vital pro rata based on its pro rata portion of the Rollover Debt Amount. Accordingly, upon closing of the Transactions, all Obligations (as defined in the Term Credit Agreement) under the Loan Documents (as defined in the Term Credit Agreement) (other than Obligations which, by their express terms, survive termination of the Term Credit Agreement or such other Loan Documents), will be deemed paid in full and all Loan Documents will be terminated. As of March 31, 2024, approximately $30 million in principal remained outstanding under the Term Credit Agreement, plus $2.65 million in accrued and unpaid interest thereunder.

Concurrently with the execution of the Purchase Agreement, the Company entered into a commitment letter with the financial institutions named therein (the financing contemplated thereby, the “Debt Financing”), pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to amend and restate the Company’s senior secured credit agreement (“Credit Agreement” and the credit facility thereunder, as amended, the “ABL Facility”) dated August 3, 2015, as amended, among the Company, as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders (such amended and restated Credit Agreement, the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement will become effective concurrently with the consummation of the Rights Offering, the Backstop Commitment, if applicable, the Private Investment and the Debt Conversion.

Concurrent with the execution of the Purchase Agreement, on April 16, 2024, the Company and the lenders under its ABL Facility also entered into the Debt Financing Commitment Letter, which sets forth the terms of an amended and restated ABL Facility (such amended and restated facility, the “A&R ABL Facility”). The A&R

ABL Facility, if it becomes effective on the Targeted Closing Date provides for, among other things, (i) a new four-year asset-based credit facility in an aggregate commitment principal amount of $325 million, which will replace the existing ABL Facility, (ii) interest rate margins for borrowings of SOFR-based loans of 3.50%, and the interest rate margins for base rate loans of 2.50%, in each case, subject to one 25 basis points step-down if the -17 Company’s Consolidated Fixed Charge Coverage Ratio (as defined in the A&R ABL Facility) is greater than 1.10 to 1.00 for measurement periods ending on six consecutive months ending after the one-year anniversary of the effectiveness of the A&R ABL Facility, and (iii) financial maintenance covenants consisting of (x) minimum availability of (A) $25 million during the first thirty (30) months following the effectiveness of the A&R ABL Facility and (B) $30 million from and after the date that is thirty (30) months following the effectiveness of the A&R ABL Facility; (y) commencing with the measurement period ending on the last day of the fiscal month ending on or about May 31, 2025 and continuing for each subsequent fiscal month thereafter, minimum Consolidated Fixed Charge Coverage Ratio (as defined in the A&R ABL Facility) of 1.10 to 1.00 and (z) minimum Consolidated EBITDA, commencing on or about (A) October 31, 2024 and ending on or about April 30, 2025 (for the measurement period ending on such date), of 80% of budgeted Consolidated EBITDA for the relevant period; (B) July 31, 2025, of $37.5 million; (C) October 31, 2025, of $40 million; (D) January 31, 2026, of $42.5 million and (E) each fiscal quarter ending on or after the fiscal quarter ending on or about April 30, 2026, of $45 million. The A&R ABL Facility eliminates the requirements for the Company to engage a chief restructuring officer and maintain the Alternative Transaction Committee.

On February 27, 2024, we received a letter from the NYSE notifying us that, for the last 30 consecutive trading days, the bid price of our Common Stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of Rule 802.01C of the NYSE Listed Company Manual. We intend to take remedial actions, such as conducting a reverse stock split, to cure such deficiency. In connection with completing the Rights Offering and related equity transactions, we plan to increase the aggregate authorized number of shares of Common Stock to 10,000,000,000 shares. Following closing of the Transaction, we plan to effect a reverse stock split with a ratio of 1-for-100 no earlier than one (1) business day and no later than forty-five (45) calendar days following the closing of the Transactions (the “Reverse Stock Split”), subject to our stockholders’ approval at the Special Meeting, upon which the Standby Purchasers’ and Lien Purchasers’ obligations to perform under the Purchase Agreement are contingent. All share numbers included in the Registration Statement do not give effect to the Reverse Stock Split we plan to effect following the closing of the Transactions.

The Transactions contemplated by the Purchase Agreement will close concurrently and such closing is subject to, among others, the consummation of the Rights Offering, the execution of the Amended and Restated Credit Agreement, the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the effectiveness of the registration statement related to the Rights Offering. Pursuant to the Purchase Agreement, the closing of the Transactions is also contingent upon our stockholders’ approval, at the Special Meeting, of the Transactions, an amendment to our Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock, the Reverse Stock Split and the election of directors to the Board so that the Board is comprised of seven (7) members, with such members of the Board to consist of Elias Nader, Emily S. Hoffman, Eric Singer, William C. Martin, Sean Madnani, Kathryn (“Kate”) Eberle Walker and Denise Warren.

For more information regarding the Purchase Agreement and related agreements, see the section entitled “The Purchase Agreement and Related Agreements.”

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, our Common Stock and our business. We urge you to read this entire prospectus, our financial statements and related notes and the other information incorporated by reference herein as described under the section entitled “Incorporation of Certain Information by Reference.”

What is the Rights Offering?

We are distributing to holders of our Common Stock as of the Record Date, May 14, 2024, at no charge, non-transferable Subscription Rights to purchase additional shares of our Common Stock. We have granted to you, as a stockholder on the Record Date, one Subscription Right for each share of our Common Stock that you owned at such time. Each Subscription Right carries with it a Basic Subscription Right, which entitles Subscription Rights holders to purchase 17 shares of our Common Stock at the Subscription Price of $0.05 per share, and an Over-Subscription Right, which entitles each Subscription Rights holder that has exercised its Basic Subscription Right in full to subscribe for additional shares of our Common Stock, at the same Subscription Price of $0.05 per share, to the extent that shares of our Common Stock offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights. If you hold your shares in the name of a broker, dealer, bank or other nominee who uses the services of The Depository Trust Company (“DTC”), one Subscription Right will be issued by DTC to the nominee for each share of our Common Stock that you beneficially own on the Record Date. The Subscription Rights will be evidenced by rights certificates.

Why are we conducting the Rights Offering?

We are conducting the Rights Offering to raise additional capital for general corporate purposes, including the repayment of indebtedness. See the section entitled “Use of Proceeds.”

What is a Basic Subscription Right?

Each Basic Subscription Right gives our stockholders the opportunity to purchase 17 shares of our Common Stock at the Subscription Price of $0.05 per share. The Basic Subscription Rights will be distributed in proportion to stockholders’ shares of Common Stock owned as of the Record Date. No fractional shares will be issued.

What is an Over-Subscription Right?

If you fully exercise your Basic Subscription Right (other than those Subscription Rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other stockholders do not fully exercise their Basic Subscription Right, you may also exercise your Over-Subscription Right to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering, subject to availability, at the same Subscription Price of $0.05 per share. To the extent the number of unsubscribed shares is insufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available shares will be prorated in proportion to the number of shares of Common Stock subscribed for pursuant to their Over-Subscription Right. The number of shares a Rights holder may purchase pursuant to its Over-Subscription Right cannot exceed the number of shares the holder is entitled to purchase pursuant to its Basic Subscription Right. The Subscription Agent will return any excess payments without interest or penalty as soon as practicable after the expiration of the Rights Offering.

In order to properly exercise your Over-Subscription Right, you must deliver the subscription payment for exercise of your Over-Subscription Right before the expiration of the Rights Offering. Because we will not know the total number of unsubscribed shares before the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of Common Stock available to you, assuming that no stockholder other than you has purchased any shares of our Common Stock pursuant to their Basic Subscription Right and Over-Subscription Right. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”

Will fractional shares of Common Stock be issued upon exercise of the Subscription Rights?

No. We will not issue fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock in the Rights Offering. If the number of Subscription Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded to the nearest whole share. Subscription Rights to acquire less than one share of Common Stock cannot be exercised.

Is exercising my Subscription Rights risky?

The exercise of your Subscription Rights involves risks. Exercising your Subscription Rights means buying additional shares of our Common Stock and should be considered as carefully as you would consider any other equity investment.

You should carefully consider all of the information in this prospectus, including (i) the risk factors under the heading ‘‘Risk Factors’’ beginning on page 24 of this prospectus, including the risks relating to the Rights Offering and to an investment in our Common Stock, (ii) the risk factors relating to our Company and an investment in our Common Stock contained in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023 filed with the SEC on July 31, 2023, which is incorporated by reference herein and (iii) all of the other information incorporated by reference in this prospectus before deciding to exercise your Subscription Rights.

Am I required to exercise all of the Subscription Rights I received in the Rights Offering?

No. You may exercise any whole number of your Subscription Rights or you may choose not to exercise any of your Subscription Rights. If you do not exercise your Basic Subscription Right in full, you will not be entitled to participate in the Over-Subscription Right.

Who are the Standby Purchasers in the Rights Offering? What is the Purchase Agreement?

On April 16, 2024, we entered into a Standby, Securities Purchase and Debt Conversion Agreement with Immersion, Outerbridge, Selz, Vital and TopLids. Vital and TopLids are lenders to the Company under that certain Term Loan Credit Agreement dated June 7, 2022. Immersion, Outerbridge and Selz are the Standby Purchasers. Pursuant to the terms and conditions of the Purchase Agreement, if any Subscription Rights remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Standby Purchasers will collectively purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act, and separate from the Rights Offering, up to $45 million in shares of Common Stock not subscribed for by the Company’s stockholders in the Rights Offering. Specifically, pursuant to the Purchase Agreement, the commitment amount of Immersion is $35 million and the commitment amount of each of Outerbridge and Selz is $5 million. Outerbridge and Selz are current stockholders of the Company. Immersion is not a current stockholder of the Company. Assuming no stockholders exercise their Subscription Rights, Outerbridge and Selz will own 4.0% and 3.9%, respectively, of our Common Stock outstanding following the closing of the Rights Offering (including shares of Common Stock beneficially owned by their respective affiliates), after giving effect to the issuance of shares of

Common Stock pursuant to the Backstop Commitment, the Private Investment and the Debt Conversion. In light of the Backstop Commitment, we anticipate that we will receive aggregate gross proceeds of $45 million if the Rights Offering is completed, whether or not any Subscription Rights holders exercise their Subscription Rights.

Pursuant to the Purchase Agreement, upon closing of the Rights Offering, Immersion and Vital have also agreed to purchase $45 million and $5 million, respectively, in shares of our Common Stock, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering. The Private Investment is in addition to shares of Common Stock purchased by Immersion pursuant to the Immersion Backstop Commitment, if any. In addition, subject to the terms and conditions of the Purchase Agreement, upon closing of the Rights Offering, the Company and Lien Purchasers will convert all outstanding principal and any accrued and unpaid interest under the Term Credit Agreement, totaling approximately $34 million as of the date of this prospectus, into a number of new shares of Common Stock equal to the quotient of the Rollover Debt Amount divided by the Subscription Price. Such Rollover Shares will be issued to each of TopLids and Vital pro rata based on its pro rata portion of the Rollover Debt Amount. Accordingly, upon closing of the Transactions, all Obligations (as defined in the Term Credit Agreement) under the Loan Documents (as defined in the Term Credit Agreement) (other than Obligations which, by their express terms, survive termination of the Term Credit Agreement or such other Loan Documents), will be deemed paid in full and all Loan Documents will be terminated. Immersion and Vital are not current stockholders of the Company. TopLids and/or its affiliates are current stockholders of the Company. Assuming no stockholders exercise their Subscription Rights, Immersion, TopLids and Vital will own 60.9%, 17.2% and 12.4% (including shares of Common Stock beneficially owned by their respective affiliates), respectively, of our Common Stock outstanding following the closing of the Rights Offering, after giving effect to the Backstop Commitment, the Debt Conversion and the Private Investment.

Following the consummation of the Transactions, an aggregate of approximately 2,575,050,259 shares of Common Stock will be issued pursuant to the Rights Offering and the Purchase Agreement. Specifically, 900,000,000 shares of Common Stock will be issued as a result of the Rights Offering and, if applicable, the Backstop Commitment, 1,000,000,000 shares of Common Stock will be issued pursuant to the Private Investment, and approximately 675,050,259 shares of Common Stock will be issued pursuant to the Debt Conversion.

We have agreed to pay Immersion and Selz commitment fees of $2,450,000 and $350,000, respectively, in consideration for the Backstop Commitment, and to reimburse Immersion, Vital and Outerbridge for all documented out-of-pocket costs, fees and expenses incurred by them in connection with the transactions contemplated by the Purchase Agreement; provided, that such reimbursement shall not exceed, with respect to Immersion, $2,450,000 in the aggregate ($1,200,000 if the deal does not close), net of any expense amount previously paid by the Company to Immersion, with respect to Vital, $200,000 in the aggregate, and with respect to Outerbridge, $250,000 in the aggregate. For more information regarding the Purchase Agreement and related agreements, see the section entitled “The Purchase Agreement and Related Agreements.”

May I transfer or sell my Subscription Rights if I do not want to purchase any shares?

No.

What should I do if I want to participate in the Rights Offering but my shares are held in the name of my broker, custodian bank or other nominee?

If you hold shares of our Common Stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to exercise your Subscription Rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee relevant forms

promptly before 5:00 p.m., Eastern Daylight Time, on    , 2024, the last business day prior to the Expiration Date of the Rights Offering. You should contact your broker, custodian bank or other nominee if you do not receive relevant forms, but you believe you are entitled to participate in the Rights Offering.

Am I required to exercise my Subscription Rights if I vote to approve the Rights Offering at the Special Meeting?

No. How you vote at the Special Meeting of stockholders does not affect your decision about whether to exercise your Subscription Rights. However, if our stockholders do not approve the Rights Offering and the Transactions contemplated by the Purchase Agreement at the Special Meeting of stockholders, the Rights Offering will be cancelled.

Are there any limitations on the number of Subscription Rights that I may exercise?

We have granted to you, as a stockholder on the Record Date, one Subscription Right for each share of our Common Stock that you owned at such time. Each Subscription Right carries with it a Basic Subscription Right, which entitles Subscription Rights holders to purchase 17 shares of our Common Stock at the Subscription Price of $0.05 per share, and an Over-Subscription Right, which entitles each Subscription Rights holder that has exercised its Basic Subscription Right in full to subscribe for additional shares of our Common Stock, at the same Subscription Price of $0.05 per share, to the extent that shares of our Common Stock offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights. If you fully exercise your Basic Subscription Right (other than those Subscription Rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other stockholders do not fully exercise their Basic Subscription Right, you may also exercise your Over-Subscription Right to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering period. However, the number of shares a Rights holder may purchase pursuant to its Over-Subscription Right cannot exceed the number of shares the holder is entitled to purchase pursuant to its Basic Subscription Right.

How soon must I act to exercise my Subscription Rights?

The Subscription Rights may be exercised at any time beginning on    , 2024, at 5:00 p.m., Eastern Daylight Time and before the expiration of the Rights Offering, which is on    , 2024, at 5:00 p.m., Eastern Daylight Time. See the section entitled “The Rights Offering” for detailed information on the procedure and requirements for exercising your Subscription Rights. If you elect to exercise any Subscription Rights, the Subscription Agent must actually receive all required documents from you, and your payment must have cleared, before that time. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

If you hold your shares in name of a broker, dealer, bank, or other nominee, your nominee may establish a deadline before the expiration of the Rights Offering by which you must provide such nominee with your instructions to exercise your Subscription Rights along with the required payment.

Although we reserve the option of extending the expiration of the Rights Offering period, we currently do not intend to do so.

How do I exercise my Subscription Rights?

If you wish to participate in the Rights Offering and you are a record holder of shares of Common Stock, you may:

1.

Deliver payment to the Subscription Agent using one of the methods outlined under the sections entitled “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Form of Payment”, which payment must have cleared, before 5:00 p.m., Eastern Daylight Time, on    , 2024; and

2.	Deliver a properly completed rights certificate to the Subscription Agent before the expiration of the Rights Offering period which is 5:00 p.m., Eastern Daylight Time, on , 2024.

If you wish to participate in the Rights Offering and you hold your shares of our Common Stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own and your broker, dealer, bank or other nominee must exercise the Subscription Rights on your behalf for the shares of Common Stock that you wish to purchase. If you wish to participate in the Rights Offering and purchase shares of our Common Stock, contact your broker, dealer, bank or other nominee promptly. You should complete and return to your nominee the form entitled “Beneficial Owner Election Form” or such other appropriate documents as provided by your broker, dealer, bank, or other nominee prior to the deadline established by your broker, dealer, bank or other nominee. You should contact your broker, dealer, bank, or other nominee if you believe that you are entitled to participate in the Rights Offering but have not received any Rights Offering materials.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder.

If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by first class mail or courier service to the Subscription Agent, Computershare Trust Company, N.A.:

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: BNED P.O. Box 43011 Providence, Rhode Island 02940-3011

If delivering by trackable mail, including overnight delivery or any other expedited service:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions; COY: BNED

150 Royall Street, Suite V

Canton, Massachusetts 02021

You are solely responsible for completing delivery of your subscription documents, rights certificate and payment to the Subscription Agent or, if you are not a record holder to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent or your broker, dealer, custodian bank or other nominee.

If you send a payment that is insufficient to purchase the number of shares of Common Stock you requested, or if the number of shares of Common Stock you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received.

After I send in my payment and rights certificate, may I cancel my exercise of Subscription Rights?

No. All exercises of Subscription Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights, the market price of our Common Stock falls below the Subscription Price, or the expiration of the Rights Offering period is extended by the Board. However, if we amend the Rights Offering to make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares of Common Stock at the Subscription Price of $0.05 per whole share.

What will happen if I do not exercise my Subscription Rights?

If you do not exercise any Subscription Rights, the number of shares of our Common Stock that you own will not change. If you choose not to exercise your Subscription Rights in full, your percentage ownership of our Common Stock will decrease and your voting and other rights will be diluted by the issuance of shares of Common Stock to others who do choose to exercise their Subscription Rights and the issuance of the shares of Common Stock pursuant to the Backstop Commitment, if applicable, the Private Investment and the Debt Conversion. Subscription Rights not exercised prior to the expiration of the Rights Offering will expire. For further information, see the section entitled “Dilution” and “The Rights Offering - Effects of the Transactions on the Ownership Interests of Our Existing Stockholders, the Standby Purchasers and the Lien Purchasers.”

Are there risks in exercising my Subscription Rights?

Yes. Exercising your Subscription Rights involves the purchase of shares of our Common Stock and should be considered as carefully as you would consider in making any other equity investment decisions. Stockholders who exercise Subscription Rights risk investment loss on new money invested. We cannot assure you that any Rights holder purchasing shares of Common Stock at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. Among other things, you should carefully consider the risks described under the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein.

How and when will I receive my shares of Common Stock purchased in the Rights Offering?

Shares of Common Stock purchased in the Rights Offering will be issued only in book-entry form (i.e., no physical stock certificates will be issued). If you are the holder of record of our Common Stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent, Computershare Trust Company, N.A.), you will receive a statement of ownership reflecting the shares of Common Stock purchased in the Rights Offering as soon as practicable upon closing of the Rights Offering. If your shares of Common Stock are registered in the name of a broker, dealer, bank or other nominee, your shares of Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the closing of the Rights Offering.

If the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in escrow until completion of the Rights Offering. If the Rights Offering is not completed, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. If you hold your shares through a broker, dealer, bank or other nominee, the Subscription Agent will return payments to the record holder of the shares.

If the amount of Subscription Rights that you exercise is limited, any amount not used for purchases also will be refunded.

How do I exercise my Subscription Rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address, because their exercise of Subscription Rights may be prohibited by the laws of the country in which they live. Instead, the Subscription Agent will hold the rights certificates for their account. To exercise Subscription Rights, our foreign stockholders must notify the Subscription Agent on or before 5:00 p.m., Eastern Daylight Time, on    , 2024 and timely follow the procedures described in the section entitled “The Rights Offering — Foreign Stockholders.”

What fees or charges apply to me if I exercise rights?

We are not charging any fee or sales commission to issue Subscription Rights to you or to issue shares to you if you exercise your Subscription Rights. However, if you exercise your Subscription Rights through a broker, dealer, bank or other nominee of your shares, you are responsible for paying any fees your broker, dealer, bank or other nominee may charge you.

What are the U.S. federal income tax consequences of exercising Subscription Rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of Subscription Rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Subscription Rights and the receipt, ownership and disposition of Common Stock. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Are there any conditions to completing the Rights Offering?

Yes. The Rights Offering and the Transactions contemplated by the Purchase Agreement are subject to, among other things, approval of our stockholders at a Special Meeting to be held on    , 2024. If our stockholders do not approve these Transactions, the Rights Offering will be cancelled. For further information, see the section entitled “The Purchase Agreement and Related Agreements – Closing Conditions.”

What are the details of the Special Meeting to approve the Rights Offering and the Transactions contemplated by the Purchase Agreement?

Details of the Special Meeting to approve the Rights Offering and the Transactions contemplated by the Purchase Agreement will be found in a proxy statement that will be mailed to stockholders of record as of the record date for the Special Meeting.

Will our directors or officers participate in the Rights Offering?

All holders of our Common Stock as of the Record Date for the Rights Offering will receive, at no charge, non-transferable Subscription Rights to purchase additional shares of Common Stock as described in this prospectus. To the extent that our directors and officers held shares of our Common Stock as of the Record Date, they will receive the Subscription Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering. Our directors and officers have not indicated to us whether they will exercise Subscription Rights in the Rights Offering.

Has the Board made a recommendation to stockholders regarding the Rights Offering?

No. The Board does not make any recommendation to stockholders regarding the exercise of Subscription Rights under the Rights Offering. You are urged to make your decision based on your own assessment of the Rights Offering and after considering all of the information in this prospectus, including (i) the risk factors under the heading ‘‘Risk Factors’’ beginning on page 24 of this prospectus, including the risks relating to the Rights Offering and to an investment in our Common Stock, (ii) the risk factors relating to our Company and an investment in our Common Stock contained in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023 filed with the SEC on July 31, 2023, which is incorporated by reference herein and (iii) and all of the other information incorporated by reference in this prospectus.

How many shares of our Common Stock will be outstanding after the Rights Offering?

We will issue an aggregate of approximately 2,575,050,259 shares of Common Stock in connection with the shares of Common Stock issuable pursuant to the Private Investment Transactions but before the Reverse Stock Split (as discussed below). Following the consummation of the Transactions, we will effect a Reverse Stock Split.

Can the Company extend, cancel or amend the Rights Offering?

Yes. Although we do not presently intend to do so, we reserve the option to extend the Rights Offering period for exercising your Subscription Rights. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Subscription Rights in the Rights Offering.

The Board may cancel the Rights Offering at any time before the expiration of the Rights Offering. The Board also reserves the right to amend the terms of the Rights Offering at any time before its expiration for any reason, including, without limitation, in order to increase participation in the Rights Offering, provided that we have obtained any prior written consent that may be required from Immersion pursuant to the Purchase Agreement. Such amendment or modification may include a change in the Subscription Price, although no such change is presently contemplated. The issuance and sale of shares of Common Stock pursuant to the Transactions, is subject to, among other things, the approval of our stockholders at the Special Meeting. If the issuance and sale of our Common Stock pursuant to the Transactions is not approved at the Special Meeting, then the Rights Offering will be cancelled. In the event that the Rights Offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. If you own shares through a broker, dealer, bank or other nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.

If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the Registration Statement in which this prospectus is included, offer potential purchasers who have subscribed for shares of Common Stock in the Rights Offering the opportunity to cancel their subscriptions, issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the Expiration Date of the Rights Offering to allow holders of Subscription Rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes and the new expiration date.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent, Innisfree:

By Mail:

501 Madison Avenue, 20th Floor

New York, NY 10022

By Phone:

(877) 800-5185

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the Common Stock being offered. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the section entitled “Disclosure Regarding Forward-Looking Statements.”

Risks Relating to the Rights Offering

You must act promptly and follow instructions carefully if you want to exercise your Rights.

Eligible participants and, if applicable, brokers, dealers, banks or other nominees acting on their behalf, who desire to purchase shares of Common Stock in the Rights Offering must act promptly to ensure that all required rights certificates and payments are actually received by the Subscription Agent prior to the expiration of the Rights Offering on    , 2024, at 5:00 p.m., Eastern Daylight Time. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights certificate, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your Rights, we may, depending on the circumstances, reject your exercise of Rights or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, dealer bank or other nominee holds Rights on your behalf. We have the sole discretion to determine whether an exercise of your Rights properly follows the procedures that apply to such exercise of your Rights.

We will cancel the Rights Offering if we do not receive stockholder approval at the Special Meeting.

The issuance and sale of shares of Common Stock pursuant to the Transactions, is subject to, among other things, the approval of our stockholders at the Special Meeting. The affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock entitled to vote on these matters at the Special Meeting is required to approve the Transactions. We cannot guarantee that our stockholders will approve the issuance and sale of our Common Stock pursuant to the Rights Offering and the Transactions contemplated by the Purchase Agreement. If the Transactions are not approved at the Special Meeting, then the Rights Offering will be cancelled.

We may terminate the Rights Offering at any time prior to the expiration of the offer period, and neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments.

We may decide not to continue with the Rights Offering or terminate the Rights Offering prior to the expiration of the offer period. If we withdraw or terminate the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to Subscription Rights that have been exercised except to return as soon as practicable any subscription payments, without interest or penalty, the Subscription Agent received from you.

You will not receive interest on any subscription payments returned to you.

If we cancel the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the Subscription Rights except to return, without interest or deduction, any subscription payments to you.

You may not receive all of the shares for which you oversubscribe.

Holders who fully exercise their Basic Subscription Right (other than those Subscription Rights to acquire less than one whole share of Common Stock, which cannot be exercised) will be entitled to subscribe for an additional number of shares of Common Stock by exercising their Over-Subscription Right. Over-Subscription Rights will generally be allocated pro rata among Rights holders who oversubscribe, based on the number of shares of Common Stock subscribed for pursuant to their Over-Subscription right. We cannot guarantee that you will receive any or the entire number of shares for which you oversubscribed. If the prorated number of shares allocated to you in connection with your Over-Subscription Right is less than your request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligation to you.

We may amend or modify the terms of the Rights Offering at any time before the expiration of the Rights Offering.

The Board may cancel the Rights Offering at any time before the expiration of the Rights Offering. The Board also reserves the right to amend the terms of the Rights Offering at any time before its expiration for any reason, including, without limitation, in order to increase participation in the Rights Offering, provided that prior written consent has been obtained from Immersion pursuant to the Purchase Agreement. Such amendments or modifications may include a change in the Subscription Price, although no such change is presently contemplated. Any such amendment that is not fundamental enough for us to have to return your subscription payment may nonetheless affect your Subscription Rights, including any anticipated return on your investment, adversely.

The market price of our Common Stock may decline before or after the Subscription Rights expire.

The market price of our Common Stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, macroeconomic conditions, industry trends and customer demands, and competition.

We expect that the Rights Offering will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on    , 2024, which for the avoidance of doubt is sixteen (16) days from the date the Subscription Rights are issued to Rights holders. During the period when the Subscription Rights are exercisable, there may be material developments thus causing the market price of our Common Stock to fluctuate significantly, although we are not currently aware of any such developments. We cannot assure you that the market price of our Common Stock will not decline after you elect to exercise your Subscription Rights. If that occurs, you may have committed to buying shares of our Common Stock in the Rights Offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your Subscription Rights you will be able to sell your Common Stock at a price equal to or greater than the Subscription Price. Until shares are delivered upon expiration of the Rights Offering, you will not be able to sell the shares of our Common Stock that you purchase in the Rights Offering. Because all exercises of the Subscription Rights are irrevocable, you should consider carefully when you exercise your Rights.

The Rights Offering may cause the price of our Common Stock to decrease.

The number of shares of Common Stock we could issue if the Rights Offering is completed may result in an immediate decrease in the trading price of our Common Stock. This decrease may continue after the completion of the Rights Offering. If that occurs, your purchase of shares of our Common Stock in the Rights Offering may be at a price greater than the prevailing trading price of our Common Stock in the aftermath of the completion of the Rights Offering. Further, if a substantial number of Subscription Rights are exercised, and the holders of the shares received upon exercise of those Subscription Rights choose to sell some or all of those shares, the resulting sales could depress the market price of our Common Stock.

You may not be able to resell any shares of our Common Stock that you purchase pursuant to the exercise of Subscription Rights immediately upon expiration of the Rights offering.

If you exercise Subscription Rights, you may not be able to resell the Common Stock purchased by exercising your Subscription Rights until you (or your broker or other nominee) have received a stock certificate for those shares. Although we will endeavor to issue the appropriate certificates as soon as practicable after the completion of the Rights Offering, there may be some delay between the Expiration Date and the time that we issue the new stock certificates. Moreover, you may be unable to sell your shares of Common Stock at a price equal to or greater than the Subscription Price you paid for such shares. Accordingly, you may suffer a complete or partial loss of your investment.

We are not in compliance with the NYSE’s minimum share price requirement and thus are at risk of the NYSE delisting shares of our Common Stock, which would have an adverse impact on the trading volume, liquidity and market price of shares of our Common Stock.

On February 27, 2024, we received a letter from NYSE notifying us that, for the last 30 consecutive trading days, the bid price of our common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of Rule 802.01C of the NYSE Listed Company Manual. Pursuant to Rule 802.01C of the NYSE Listed Company Manual, a company will be considered to be below compliance standards if the average closing price of a security fell below $1.00 over a period of 30 consecutive trading days. A company can regain compliance with the minimum share price requirement at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period, the company has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures. We intend to take remedial actions to cure such deficiency; however, we cannot assure you that these remedial actions will be successful and that we will be able to cure this deficiency or comply with other NYSE continued listing standards. A delisting of shares of our Common Stock from the NYSE could negatively impact us as it would likely reduce the liquidity and market price of shares of our Common Stock, reduce the number of investors willing to hold or acquire shares of our Common Stock, and negatively impact our ability to access equity markets and obtain financing in the future which could have an adverse effect on our business.

The Rights Offering and the other Transactions may result in Immersion owning over 50% of the Company’s outstanding shares, and their interests could differ from the interests of our other stockholders.

As a result of the Private Investment, Immersion will own approximately 34.2% of the Company’s outstanding shares upon the closing of the Rights Offering and the Debt Conversion, assuming the Rights Offering is fully subscribed. In addition, if Immersion is required to fully exercise its Backstop Commitment, its aggregate ownership would increase to 60.9% of the Company’s outstanding shares of Common Stock, after giving effect to the Transactions.

Based on the foregoing, following the Transactions, Immersion will have considerable influence or veto control regarding the outcome of any transaction or action that requires stockholder approval, including the election of our Board of Directors, mergers, acquisitions, amendments to our charter and various corporate governance actions.

Following the consummation of the Transactions, our Board of Directors will be reconstituted to be composed of seven members, four of whom are executives and members of the Board of Directors of Immersion. Immersion has agreed to maintain at least three directors on our Board of Directors that satisfy the independence standard under NYSE rules applicable to audit committee members. However, Immersion through its stock ownership may have effective veto rights over the election of all Board members, inclusive of the independent directors.

Following the consummation of the Transactions, Vital and TopLids, who will receive shares in the Debt Conversion, will own approximately 12.4% and 17.2%, respectively, of our outstanding shares, after giving effect to the Transactions. As such, they will also have significant influence over actions that require stockholder approval.

Immersion and the Lien Purchasers may have interests different than yours. For example, they may delay or prevent a change of control of us, even if such a change of control would benefit other stockholders, or pursue strategies that are different from the wishes of other investors. The significant concentration of stock ownership may adversely affect the trading price of our Common Stock due to investors’ perception that conflicts of interest may exist or arise. For further information, see the sections entitled “Dilution” and “The Rights Offering—Effects of the Transactions on the Ownership Interests of Our Existing Stockholders, the Standby Purchasers and the Lien Purchasers.”

Following consummation of the Transactions, there is no guarantee that key members of our management team will be retained. The loss of one or more key members of our management team could harm our business and negatively affect our ability to successfully grow our business.

We are highly dependent upon the continued service and performance of the key members of our management team and other personnel. The potential loss of any of these individuals following consummation of the Transactions could disrupt our operations and significantly delay or prevent the achievement of our business objectives. We may be unable to attract and retain suitably qualified members of our management team who are capable of meeting our operational, managerial and other requirements. Our failure to attract, hire, integrate and retain qualified personnel could impair our ability to achieve our business objectives.

The Subscription Price for the Rights Offering is not an indication of the value of our Common Stock.

The Subscription Price was determined based on negotiations with Immersion and the Lien Purchasers. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Common Stock to be offered in the Rights Offering. We cannot give any assurance that our Common Stock will trade at or above the Subscription Price in any given time period. After the date of this prospectus, our Common Stock may trade at prices above or below the Subscription Price.

If the Rights Offering is consummated, your relative ownership interest will experience significant dilution.

To the extent that you do not exercise your Subscription Rights, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the Subscription Rights will be diluted. Even if you exercise your Subscription Rights, your ownership will be diluted by the issuance of shares of Common Stock pursuant to the Private Investment and the Debt Conversion. For further information, see the sections entitled “Dilution” and “The Rights Offering—Effects of the Transactions on the Ownership Interests of Our Existing Stockholders, the Standby Purchasers and the Lien Purchasers.”

Because our management will have broad discretion over the use of the proceeds from the Rights Offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We have complete discretion over the use of the proceeds from the Rights Offering. In addition, market factors may require us to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on our management with regard to the use of the proceeds from the Rights Offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

You may not revoke your subscription exercise, even if we extend the expiration of the Rights Offering, and you could be committed to buying shares above the prevailing market price.

Once you exercise your Subscription Rights, you may not revoke the exercise of such Rights. If we decide to exercise our option to extend the expiration of the Rights Offering, you still may not revoke the exercise of your

Subscription Rights. The public trading market price of our Common Stock may decline before the Subscription Rights expire. If you exercise your Subscription Rights and, afterwards, the public trading market price of our Common Stock decreases below the Subscription Price, you will have committed to buying shares of our Common Stock at a price above the prevailing market price. Our Common Stock is traded on the NYSE under the symbol “BNED,” and the last reported sales price of our Common Stock on May 3, 2024 was $0.22 per share. Following the exercise of your Subscription Rights, you may be unable to sell your shares of our Common Stock at a price equal to or greater than the Subscription Price you paid for such shares, and you may lose all or part of your investment in our Common Stock.

If you make payment of the Subscription Price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in the Rights Offering.

Any uncertified check used to pay for shares to be issued in the Rights Offering must clear prior to the Expiration Date of the Rights Offering, and the clearing process may require five or more business days. If you choose to exercise your Subscription Rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the Expiration Date of the Rights Offering, you will not have satisfied the conditions to exercise your Subscription Rights and will not receive the shares you wish to purchase.

If the conditions under the Purchase Agreement are not satisfied, and we are therefore unable to consummate the Transactions contemplated by the Purchase Agreement, our business may be adversely affected.

The closing of the Transactions contemplated by the Purchase Agreement is subject to, among others, the consummation of the Rights Offering, the execution of the Amended and Restated Credit Agreement, the expiration of any applicable waiting period under the HSR Act, the effectiveness of the registration statement related to the Rights Offering, and our stockholders’ approval of the Transactions contemplated by the Purchase Agreement and other related matters at the Special Meeting. As a result, we cannot guarantee that the Transactions contemplated by the Purchase Agreement will be consummated. Failure to consummate the Transactions contemplated by the Purchase Agreement could have adverse effects on our business and results of operations and financial condition. See the section entitled “The Purchase Agreement and Related Agreements” for conditions to the obligations of the Standby Purchasers and Lien Purchasers to consummate the Transactions contemplated by the Purchase Agreement.

The tax treatment of the Rights Offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

If the Rights Offering is deemed to be part of a “disproportionate distribution” under Section 305 of Internal Revenue Code of 1986, as amended (“Code”), our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of Subscription Rights in the Rights Offering depending on our current and accumulated earnings and profits and your tax basis in our Common Stock. A “disproportionate distribution” is described under the Code as a distribution or a series of distributions, including deemed distributions, that has the result of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. The disproportionate distribution rules are complicated, however, and their application is uncertain. See the section entitled “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the Rights Offering.

The Rights Offering could impair or limit our net operating loss (“NOLs”) carryforwards.

As of April 18, 2024, we had NOLs of approximately $280 million for U.S. federal income tax purposes. Under the Code, an “ownership change” with respect to a corporation could limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations.

An ownership change generally should occur if the aggregate stock ownership of beneficial owners of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. Because not all stockholders may exercise their Basic Subscription Right in full, the purchase of shares of our Common Stock could result in a shift in this beneficial ownership that could trigger an ownership change with respect to our Common Stock. See the section entitled “Material U.S. Federal Income Tax Consequences” for further information.

You may be required to allocate a portion of your tax basis in our Common Stock to the Subscription Rights received in the Rights Offering.

You may be required to allocate a portion of your tax basis in your Common Stock to the Subscription Rights we distribute to you in the Rights Offering (which will carry over and become part of the tax basis in any of our Common Stock acquired upon exercise of the Rights) if you determine the value of the stock rights equals or exceeds 15% of the fair market value of our Common Stock on the date we distribute the Rights to you, or if you so elect to allocate a portion of your tax basis to the Rights. We are not required to, nor do we intend to, provide you with an appraisal setting forth the estimated fair market value of the Rights. See the section entitled “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the Rights Offering.

Risks Relating to our Common Stock

Our stock price may fluctuate significantly.

We cannot predict the prices at which our Common Stock may trade. The market price of our Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results due to factors related to our businesses;

•	success or failure of our business strategies, including our digital education initiative;

•	our quarterly or annual earnings or those of other companies in our industries;

•	our ability to obtain financing as needed, when needed, and on favorable terms;

•	the terms of any financing through the issuance of additional equity or equity-linked securities;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover our Common Stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our Company and the higher education industry;

•	overall market fluctuations;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting our business;

•	changes in capital gains taxes and taxes on dividends affecting stockholders; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our Common Stock.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and of Delaware law may prevent or delay an acquisition of the Company, which could affect the trading price of our Common Stock.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws contain provisions which, together with applicable Delaware law, may discourage, delay or prevent a merger or acquisition that our stockholders consider favorable, including provisions that:

•

authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive;

•	provide special meetings of the stockholders may be called only by or at the direction of a majority of our Board or the chairman of our Board of Directors; and

•	require advance notice to be given by stockholders for any stockholder proposals or director nominations.

In addition, Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, may affect the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder”.

These provisions may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of the Company, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their Common Stock at a price above the prevailing market price.

Our Amended and Restated By-laws designate courts in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Amended and Restated By-laws provide that, subject to limited exceptions, the state and federal courts of the State of Delaware are the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws or (d) any other action asserting a claim that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these provisions. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees.

Alternatively, if a court were to find this provision of our Amended and Restated By-laws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement on Form S-1 contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Registration Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others:

•	the amount of our indebtedness and ability to comply with covenants applicable to current and /or any future debt financing;

•	our ability to satisfy future capital and liquidity requirements;

•	our ability to continue as a going concern;

•	our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms;

•	our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner;

•	our ability to attract and retain employees;

•

the pace of equitable access adoption in the marketplace is slower than anticipated and our ability to successfully convert the majority of our institutions to our BNC First Day® equitable and inclusive access course material models or successfully compete with third parties that provide similar equitable and inclusive access solutions;

•

the United States Department of Education has recently proposed regulatory changes that, if adopted as proposed, could impact equitable and inclusive access models across the higher education industry;

•

the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various strategic and restructuring initiatives, may not be fully realized or may take longer than expected;

•

dependency on strategic service provider relationships, such as with VitalSource Technologies, Inc. and the Fanatics Retail Group Fulfillment, LLC (“Fanatics”) and Fanatics Lids College, Inc. (“Lids”) (collectively referred to herein as the “F/L Relationship”), and the potential for adverse operational and financial changes to these strategic service provider relationships, may adversely impact our business;

•	non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings;

•	decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores;

•	general competitive conditions, including actions our competitors and content providers may take to grow their businesses;

•	the risk of changes in price or in formats of course materials by publishers, which could negatively impact revenues and margin;

•	changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers;

•

product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs;

•	work stoppages or increases in labor costs;

•	possible increases in shipping rates or interruptions in shipping services;

•	a decline in college enrollment or decreased funding available for students;

•	decreased consumer demand for our products, low growth or declining sales;

•	the general economic environment and consumer spending patterns;

•	trends and challenges to our business and in the locations in which we have stores;

•	risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers;

•	technological changes, including the adoption of artificial intelligence technologies for educational content;

•	risks associated with counterfeit and piracy of digital and print materials;

•	risks associated with the potential loss of control over personal information;

•	risks associated with the potential misappropriation of our intellectual property;

•

disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations;

•	disruption of or interference with third party web service providers and our own proprietary technology;

•

risks associated with the impact that public health crises, epidemics, and pandemics, such as the COVID-19 pandemic, have on the overall demand for our products and services, our operations, the operations of our suppliers, service providers, and campus partners, and the effectiveness of our response to these risks;

•	lingering impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States;

•	changes in applicable domestic and international laws, rules or regulations, including, without limitation, U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance;

•

changes in and enactment of applicable laws, rules or regulations or changes in enforcement practices including, without limitation, with regard to consumer data privacy rights, which may restrict or prohibit our use of consumer personal information for texts, emails, interest based online advertising, or similar marketing and sales activities;

•	adverse results from litigation, governmental investigations, tax-related proceedings, or audits;

•	changes in accounting standards; and

•	other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended April 29, 2023.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of the Registration Statement.

DILUTION

Purchasers of shares of Common Stock in the Rights Offering will experience an immediate dilution of the net tangible book value per share of our Common Stock. Our net tangible book value as of January 27, 2024 was approximately $(287.9) million, or approximately $(5.42) per share of Common Stock (based upon 53,156,369 shares of our Common Stock outstanding as of January 27, 2024). Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding Common Stock.

Dilution per share of Common Stock equals the difference between the amount purchasers paid per share of Common Stock in the Rights Offering and the net tangible book value per share of our Common Stock immediately after the Rights Offering.

Based on the sale by us in the Rights Offering of a maximum of 900,000,000 shares of Common Stock at the Subscription Price of $0.05 per share, our pro forma net tangible book value as of January 27, 2024 would have been approximately $(247.9) million, or $(0.26) per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $5.16 per share and an immediate dilution in pro forma net tangible book value of $0.31 per share to purchasers in the Rights Offering. The following table illustrates this pro forma per-share dilution:

Subscription Price	$0.05
Net tangible book value per common share as of January 27, 2024, before giving effect to the Rights Offering	$(5.42)
Increase in pro forma net tangible book value per common share to purchasers in the Rights Offering	$5.16
Pro forma net tangible book value per common share as of January 27, 2024 after giving effect to the Rights Offering	$(0.26)
Dilution in pro forma net tangible book value per common share attributable to the Rights Offering	$0.31

The information above is based on 53,156,369 shares of our Common Stock outstanding as of January 27, 2024, and excludes as of such date, shares of common stock issuable upon the exercise of outstanding options granted under our stock option plans.

USE OF PROCEEDS

Assuming all of the 900,000,000 shares of Common Stock offered hereby are sold in the Rights Offering based on the combined exercise of the Basic Subscription Rights and Over-Subscription Rights, we estimate that the gross proceeds from the Rights Offering will be approximately $45 million. Assuming no Rights holders exercise their Subscription Rights in the Rights Offering, we estimate that the net proceeds from the Rights Offering and the Backstop Commitment will be approximately $40 million after deducting estimated expenses payable by us.

We intend to use the net proceeds from the Rights Offering for general corporate purposes, including repayment of indebtedness. We expect to use the proceeds from the Rights Offering and if applicable, the Backstop Commitment, and the Private Investment to pay expenses in connection with the Transactions and reduce balance under the ABL Facility. Borrowings under the ABL Facility bear interest at 3.50% per annum, in the case of interest accruing based on a Secured Overnight Financing Rate, with a term of four years. The effective interest rate on borrowings under the ABL Facility as of date of this prospectus is 8.83%.

Our management will have broad discretion in the application of the net proceeds from the Rights Offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Until we use the net proceeds of the Rights Offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

CAPITALIZATION

Set forth below is our cash, liquid assets and capitalization as of January 27, 2024:

•	on an actual basis;

•

on an as adjusted basis, reflecting the issuance of shares of Common Stock offered by this prospectus, at the Subscription Price of $0.05 per share, assuming net proceeds of approximately $40 million, after deducting estimated offering expenses payable by us, and the application of the net proceeds for general corporate purposes, including repayment of indebtedness; and

•

on an as further adjusted basis, reflecting the issuance of shares of Common Stock pursuant to the Private Investment of $50 million and the Debt Conversion, both of which are not covered by the Registration Statement of which this prospectus forms a part, after deducting estimated fees and expenses payable by us, and the application of the net proceeds for payment of transaction expenses and repayment of indebtedness.

The information below should be read in conjunction with our consolidated financial statements and the notes to those financial statements, which are incorporated by reference in this prospectus. Our financial statements should also be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q incorporated by reference in this prospectus. See the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

	As of January 27, 2024
	Actual	As Adjusted(1)	As Further Adjusted(2)
	(In thousands)
Cash and cash equivalents	$8,123	$8,123	$8,123
Marketable securities	—	—	—
Total Cash and Liquid Assets	$8,123	$8,123	$8,123

Current Portion of LT Debt Long Term Debt	$224,067 30,191	$184,067 30,191	$139,067 —
Stockholders’ Equity
Common stock, $0.01 par value, 200,000,000 shares authorized; 55,840,166 shares issued and 53,156,369 shares outstanding (Actual); shares issued, 953,156,369 shares outstanding (As Adjusted)(1); 2,628,206,628 shares outstanding (As Further Adjusted)(2)	558	9,558	26,309
Additional paid-in capital	748,330	779,330	837,770
Accumulated deficit	(629,203)	(629,203)	(629,203)
Treasury stock, 2,683,797 shares held in treasury at cost	(22,552)	(22,552)	(22,552)

Total Stockholders’ Equity	97,133	137,133	212,324

Total Capitalization	$351,391	$351,391	$351,391

(Does not include the impact of unamortized debt issuance costs to be recognized as a loss on the extinguishment of $1.6 million in net income)

(1)

Based on 53,156,369 shares of Common Stock outstanding as of January 27, 2024 on a pro forma basis, and excludes 1,000,000,000 shares of Common Stock issuable pursuant to the Private Investment and approximately 675,050,259 shares of Common Stock issuable pursuant to the Debt Conversion and excludes shares of Common Stock issuable upon exercise of outstanding options as of January 27, 2024.

(2)

Based on 53,156,369 shares of Common Stock outstanding as of January 27, 2024, after giving effect to the Transactions, includes 1,000,000,000 shares of Common Stock issuable pursuant to the Private Investment and approximately 675,050,259 shares of Common Stock issuable pursuant to the Debt Conversion and excludes shares of Common Stock issuable upon exercise of outstanding options as of January 27, 2024.

THE RIGHTS OFFERING

Subscription Rights

We are distributing, at no charge, to holders of our Common Stock non-transferable Subscription Rights to purchase in the aggregate up to 900,000,000 shares of our Common Stock at a Subscription Price of $0.05 per share, for aggregate gross proceeds of approximately $45 million. The Subscription Price was determined based on negotiations with Immersion and the Lien Purchasers. Each eligible holder will receive one Subscription Right for each share of Common Stock owned at 5:00 p.m., Eastern Daylight Time, on May 14, 2024, the Record Date for the Rights Offering. Each Subscription Right carries with it a Basic Subscription Right, which entitles Subscription Rights holders to purchase 17 shares of our Common Stock at the Subscription Price of $0.05 per share, and an Over-Subscription Right, which entitles each Subscription Rights holder that has exercised its Basic Subscription Right in full to subscribe for additional shares of our Common Stock, at the same Subscription Price of $0.05 per share, to the extent that shares of our Common Stock offered in the Rights Offering have not been purchased by other holders of Basic Subscription Rights. The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on    , 2024, the expected Expiration Date of the Rights Offering, which for the avoidance of doubt is sixteen (16) days from the date the Subscription Rights are issued to Rights holders. We, in our sole discretion, may extend the period for exercising the Subscription Rights. Subscription Rights which are not exercised by the Expiration Date of the Rights Offering will expire and have no value. You should carefully consider whether to exercise your Subscription Rights before the Expiration Date. Once you have exercised your Subscription Rights, your exercise may not be revoked.

Basic Subscription Right

Your Basic Subscription Right allows you to purchase 17 shares of our Common Stock per each Subscription Right, upon delivery of the required documents and payment of the Subscription Price of $0.05 per share, before the expiration of the Rights Offering. Subscription Rights will be distributed in proportion to stockholders’ shares of Common Stock owned as of the Record Date. For example, if you owned 100 shares of our Common Stock as of the Record Date, you would receive 100 Subscription Rights and would have the right to purchase 1,700 shares of Common Stock at the Subscription Price of $0.05 per share with your Basic Subscription Right.

We will not issue fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock in the Rights Offering. If the number of Subscription Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded to the nearest whole share. You may exercise any whole number of your Basic Subscription Rights or you may choose not to exercise any of your Basic Subscription Rights. If you exercise less than your full Basic Subscription Rights (other than those Subscription Rights to acquire less than one share of Common Stock, which cannot be exercised), you will not be entitled to purchase shares pursuant to the Over-Subscription Right. Shares of Common Stock subscribed for pursuant to the Subscription Rights will be delivered as soon as practicable after the closing of the Rights Offering.

Over-Subscription Right

The Over-Subscription Right provides stockholders, who exercise their Basic Subscription Right in full, the opportunity to purchase the shares of Common Stock that are not purchased by other stockholders. If you fully exercise your Basic Subscription Right (other than those Subscription Rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other stockholders do not fully exercise their Basic Subscription Right, you may also exercise an Over-Subscription Right to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering, subject to availability and on a pro rata basis. To the extent the number of the unsubscribed shares of Common Stock are not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available shares will be prorated among those who properly exercised the Over-Subscription Right, calculated as follows: the number of shares of Common Stock allotted to each holder participating in the Over-Subscription Right will be the product obtained by multiplying

(i) the number of shares such holder subscribed for under the Over-Subscription Right by (ii) a fraction, the numerator of which is (A) the number of remaining shares pursuant to the Rights Offering and the denominator of which is (B) the total number of shares sought to be subscribed for under the Over-Subscription Right by all holders participating in the Over-Subscription Right. Such allotted shares will be rounded to the nearest whole number. If the number of remaining shares of Common Stock allocated after the exercise of the Over-Subscription Right is less than all of the shares of Common Stock a holder subscribed for under the Over-Subscription Right, then any excess payment for shares of Common Stock not issued to the holder will be returned to such holder after the expiration of the Rights Offering. The number of shares a Rights holder may purchase pursuant to its Over-Subscription Right cannot exceed the number of shares the holder is entitled to purchase pursuant to its Basic Subscription Right.

In order to properly exercise your Over-Subscription Right, you must deliver the subscription payment related to your Over-Subscription Right before the expiration of the Rights Offering. Because we will not know the total number of unsubscribed shares before the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our Common Stock available to you, assuming that no stockholder other than you has purchased any shares of our Common Stock pursuant to their Basic Subscription Right and Over-Subscription Right.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your Over-Subscription Right in full, or at all, at the expiration of the Rights Offering. We will not be able to satisfy your exercise of the Over-Subscription Right if all of our stockholders exercise their Basic Subscription Right in full, and we will only honor your exercise of Over-Subscription Right to the extent sufficient shares of unsubscribed Common Stock are available following the exercise of the Basic Subscription Right.

Reasons for the Rights Offering

The Rights Offering is part of an overall refinancing and recapitalization transaction that the Company is in the process of undertaking.

On April 16, 2024, we entered into a Standby, Securities Purchase and Debt Conversion Agreement with Immersion, Outerbridge, Selz, Vital and TopLids. Vital and TopLids are lenders to the Company under that certain Term Loan Credit Agreement dated June 7, 2022, among the Company, as borrower, the guarantors party thereto, the Lien Purchasers, as lenders, and TopLids, as administrative agent and collateral agent. Pursuant to the terms and conditions of the Purchase Agreement, if any Subscription Rights remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Standby Purchasers will collectively purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act, and separate from the Rights Offering, up to $45 million in shares of Common Stock not subscribed for by the Company’s stockholders. Specifically, each Standby Purchaser will purchase its pro rata portion of the unsubscribed shares of Common Stock upon the expiration of the Rights Offering according to its respective commitment amount. Pursuant to the Purchase Agreement, the commitment amount of Immersion is $35 million and the commitment amount of each of Outerbridge and Selz is $5 million. Outerbridge and Selz are current stockholders of the Company. Immersion is not a current stockholder of the Company. Assuming no stockholders exercise their Subscription Rights, Outerbridge and Selz will own 4.0% and 3.9%, respectively, of our Common Stock outstanding following the closing of the Rights Offering (including shares of Common Stock beneficially owned by their respective affiliates), after giving effect to the issuance of shares of Common Stock pursuant to the Backstop Commitment, the Private Investment and the Debt Conversion. In light of the Backstop Commitment, we anticipate that we will receive aggregate gross proceeds of $45 million if the Rights Offering is completed, whether or not any Subscription Rights holders exercise their Subscription Rights.

Pursuant to the Purchase Agreement, upon closing of the Rights Offering, Immersion and Vital have agreed to purchase $45 million and $5 million, respectively, in shares of our Common Stock, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering. The Private Investment is in addition to shares of Common Stock purchased by Immersion pursuant to the Immersion Backstop Commitment, if any. In addition, subject to the terms and conditions of the Purchase Agreement, upon closing of the Rights Offering, the Company and Lien Purchasers will convert all outstanding principal and any accrued and unpaid interest under the Term Credit Agreement, totaling approximately $34 million as of the date of this prospectus, into a number of new shares of Common Stock equal to the quotient of the Rollover Debt Amount divided by the Subscription Price. Such Rollover Shares will be issued to each of TopLids and Vital pro rata based on its pro rata portion of the Rollover Debt Amount. Accordingly, upon closing of the Transactions, all Obligations (as defined in the Term Credit Agreement) under the Loan Documents (as defined in the Term Credit Agreement) (other than Obligations which, by their express terms, survive termination of the Term Credit Agreement or such other Loan Documents), will be deemed paid in full and all Loan Documents will be terminated. Immersion and Vital are not current stockholders of the Company. TopLids and/or its affiliates are current stockholders of the Company. Assuming no stockholders exercise their Subscription Rights, Immersion, TopLids and Vital will own 60.9%, 17.2% and 12.4% (including shares of Common Stock beneficially owned by their respective affiliates), respectively, of our Common Stock outstanding following the closing of the Rights Offering, after giving effect to the Backstop Commitment, the Debt Conversion and the Private Investment.

Following the consummation of the Transactions, an aggregate of approximately 2,575,050,259 shares of Common Stock will be issued pursuant to the Rights Offering and the Purchase Agreement. Specifically, 900,000,000 shares of Common Stock will be issued as a result of the Rights Offering and, if applicable, the Backstop Commitment, 1,000,000,000 shares of Common Stock will be issued pursuant to the Private Investment, and approximately 675,050,259 shares of Common Stock will be issued pursuant to the Debt Conversion.

Concurrently with the execution of the Purchase Agreement, the Company entered into a commitment letter with the financial institutions named therein, pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to amend and restate the Company’s Credit Agreement. The Amended and Restated Credit Agreement will become effective concurrently with the consummation of the Transactions.

Method of Exercising Subscription Rights

You may exercise your Subscription Rights as follows:

1.

Subscription by Registered Holders. You may exercise your Subscription Rights by properly completing and executing the rights certificate together with any required signatures and an IRS Form W-9 and forwarding them, together with your full subscription payment for a whole number of shares of Common Stock, to the Subscription Agent at the address set forth below under “Subscription Agent,” before the expiration of the Rights Offering.

Alternatively, if registered holders desire to purchase shares in the Rights Offering via the Subscription Rights website, you should:

(1) Visit the website: www.ComputershareCAS.com/BarnesandNobleEducationRightsOffer;

(2) Enter your unique 11-character account code and 9-character control code found on the subscription certificate sent to you by the Subscription Agent;

(3) Follow the instructions on the online subscription certificate as you make your subscription; and

(4) Pay for your subscription via one of the two payment options:

A) If you wish to mail your payment, you must print the Check Payment Slip from the website and mail it with your personal check as follows:

i. via U.S. Postal Service First Class Mail to: Computershare c/o Voluntary Corporate Actions COY:

BNED P.O. Box 43011 Providence, RI 02940-3011

ii. or by Overnight Delivery to: Computershare c/o Voluntary Corporate Actions COY: BNED 150 Royall Street, Suite V Canton, MA 02021

B) If you wish to remit your payment via wire transfer after completing the online subscription form, please use the wire instructions provided to you on the website: www.ComputershareCAS.com/BarnesandNobleEducationRightsOffer

THE ABOVE SUBSCRIPTION WEBSITE IS ONLY FOR REGISTERED STOCKHOLDERS. IF YOU HOLD YOUR SHARES IN STREET NAME, PLEASE CONTACT YOUR BANK, BROKER OR NOMINEE FOR HOW TO PARTICIPATE IN THIS OFFER.

2.

Subscription by DTC Participants. We expect that the exercise of your Subscription Rights may be made through the facilities of DTC. If your Subscription Rights are held of record through DTC, you may exercise your Subscription Rights by instructing DTC, or having your broker instruct DTC, to transfer your Subscription Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights you are exercising and the number of whole shares of our Common Stock you are subscribing for under your Basic Subscription Right and your Over-Subscription Right, if applicable, and your full subscription payment. Please note you should contact your broker promptly to allow ample time to subscribe for your Rights before the Expiration Date.

3.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our Common Stock that are registered in the name of a broker, dealer, bank or other nominee, or if you hold our Common Stock certificates and would prefer to have an institution conduct the transaction relating to the Subscription Rights on your behalf, you should instruct your broker, dealer, bank or other nominee to exercise your Subscription Rights and deliver all documents and payment on your behalf before the expiration of the Rights Offering. Your Subscription Rights will not be considered exercised unless the Subscription Agent receives from you or such other party all of the required documents and your full subscription payment (in good, cleared funds) by that date. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Daylight Time, on    , 2024, the Expiration Date that we have established for the Rights Offering. If you are not contacted by your nominee, you should promptly contact your broker, dealer, bank or other nominee if you wish to subscribe for shares of our Common Stock in the Rights Offering.

Form of Payment

As described in the instructions accompanying the rights certificate, all payments submitted to the Subscription Agent must be made in full United States Dollars by:

•	personal check, drawn upon a U.S. bank, payable to “Computershare Trust Company, N.A.”; or

•

wire transfer of immediately available funds directly to the Subscription Agent’s account following the instructions on the dedicated Rights Offering website: www.ComputershareCAS.com/BarnesandNobleEducationRightsOffer with reference to the rights holder’s name when subscribing for the Subscription Rights using the dedicated website. The dedicated Rights Offering website will provide you with the applicable wire instructions should this be the method you desire to use to send your subscription funds.

Payment received after the expiration of the Rights Offering will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

•	receipt by the Subscription Agent of any personal check drawn upon a U.S. bank; or

•	receipt of collected funds in the Subscription Agent’s account as a result of transmitting a wire.

If you elect to exercise your Subscription Rights, we urge you to consider using a personal check or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders that wish to make the subscription payment by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the Rights Offering to ensure such payment is received and has cleared by such date. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

Where to Submit Subscriptions

The address to which subscription documents, rights certificates and subscription payments other than wire transfers should be mailed or delivered is:

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: BNED P.O. Box 43011	If delivering by trackable mail, including overnight delivery or any other expedited service:
Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: BNED 150 Royall Street, Suite V Canton, Massachusetts 02021

If you deliver subscription documents and rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your Subscription Rights.

You should direct any questions or requests for assistance to the Information Agent, Innisfree, by telephone at (877) 800-5185.

Missing or Incomplete Subscription Information

If you do not indicate the number of Subscription Rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of shares of our Common Stock, any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Delivery of Subscriptions

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. Do not send your rights certificates or payments to the Company. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and the full subscription amount, payment of which has cleared. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the Rights Offering.

Notice to Nominees

If you are a broker, dealer, bank or other nominee that holds shares of our Common Stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Subscription Rights. You should obtain instructions from the beneficial owner as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold shares of our Common Stock for the account(s) of more than one beneficial owner, you may exercise the number of Subscription Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our Common Stock that are held of record in the name of a broker, dealer, bank or other nominee, we will ask your broker, dealer, bank or other nominee to notify you of the Rights Offering. Instead of receiving a rights certificate, you will receive your Subscription Rights through your broker, dealer, bank or other nominee. If you wish to exercise your Subscription Rights, you will need to have your broker, dealer, bank or other nominee act for you. To exercise your Subscription Rights, you should complete and return to your broker, dealer, bank or other nominee the form entitled “Beneficial Owner Election Form” or such other appropriate documents prior to the deadline established by your broker, dealer, bank or other nominee. You should receive such form from your broker, dealer, bank or other nominee with the other Rights Offering materials. You should contact your broker, bank or other nominee if you do not receive this form and other Rights Offering materials but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your broker, dealer, bank or other nominee or if you receive it without sufficient time to respond by the deadline established by your nominee, which deadline may be prior to 5:00 p.m., Eastern Daylight Time, on    , 2024.

If you hold certificates of our Common Stock directly and received a rights certificate but would prefer to have your broker, dealer, bank or other nominee act for you, you should contact your nominee and request such nominee to effect the transactions for you.

Effects of the Transactions on the Ownership Interests of Our Existing Stockholders, the Standby Purchasers and the Lien Purchasers

Even though the Subscription Rights will be offered to each holder of our Common Stock, because of the issuance and sale of our Common Stock underlying the Transactions pursuant to the Purchase Agreement, the percentage of Common Stock owned by our stockholders will decrease. Stockholders who do not exercise their Subscription Rights will experience further dilution compared to stockholders who exercise their Subscription Rights.

Set forth below, for illustrative purposes only, are three scenarios that indicate the effect that the Rights Offering, the Backstop Commitment, if applicable, the Private Investment and the Debt Conversion could have on the ownership interests of our existing stockholders, the Standby Purchasers, and the Lien Purchasers following such

Transactions. Outerbridge, TopLids (and/or its affiliates) and Selz are current stockholders of the Company and own 9.7%, 5.2% and 6.1% of our Common Stock outstanding as of April 16, 2024, respectively, without giving effect to the Transactions. Immersion and Vital are not current stockholders of the Company. In all of the scenarios set forth below, we assume that the Standby Purchasers will purchase up to $45 million in shares of Common Stock not subscribed for by the Company’s stockholders pursuant to the Rights Offering. Shares of Common Stock beneficially owned by respective affiliates are included in the share ownership calculation.

Scenario A. All Subscription Rights to subscribe for 900,000,000 shares of Common Stock are exercised by stockholders. Because all of the Subscription Rights are exercised by holders, no shares are issuable pursuant to the Backstop Commitment; in addition, the Company issues a total of 1,000,000,000 shares of Common Stock to Immersion and Vital pursuant to the Private Investment and a total of approximately 675,050,259 shares of Common Stock to the Lien Purchasers pursuant to the Debt Conversion.

Scenario B. None of the Subscription Rights are exercised, and the Standby Purchasers purchase a total of 900,000,000 shares of Common Stock pursuant to the Backstop Commitment; in addition, the Company issues a total of 1,000,000,000 shares of Common Stock to Immersion and Vital pursuant to the Private Investment and a total of approximately 675,050,259 shares of Common Stock to the Lien Purchasers pursuant to the Debt Conversion.

Scenario C. Holders of half of the Rights exercise their Basic Subscription Rights to purchase a total of 450,000,000 shares of Common Stock but no holders exercise their Over-Subscription Rights, and the Standby Purchasers acquire a total of 450,000,000 shares of Common Stock pursuant to the Backstop Commitment; in addition, the Company issues a total of 1,000,000,000 shares of Common Stock to Immersion and Vital pursuant to the Private Investment and a total of approximately 675,050,259 shares of Common Stock to the Lien Purchasers pursuant to the Debt Conversion.

The following table summarizes the pro forma issued and outstanding shares of Common Stock immediately after the consummation of the Transactions under each of the scenarios described above, in each case, excluding the potential dilutive effect of outstanding restricted stock units and options.

	Scenario A		Scenario B		Scenario C
	Shares	%(7)	Shares	%(7)	Shares	%(7)
Existing Stockholders(1)	753,436,045	28.7%	42,018,210	1.6%	397,727,127	15.1%
Immersion(2)	900,000,000	34.2%	1,600,000,000	60.9%	1,250,000,000	47.6%
Outerbridge(3)	92,036,313	3.5%	105,132,753	4.0%	98,584,533	3.8%
Selz(4)	58,042,940	2.2%	103,236,984	3.9%	80,639,962	3.1%
Vital and its affiliates(5)	325,016,753	12.4%	325,016,753	12.4%	325,016,753	12.4%
TopLids(6)	499,674,577	19.0%	452,801,928	17.2%	476,238,253	18.1%
Total Shares of Common Stock	2,628,206,628	100%	2,628,206,628	100%	2,628,206,628	100%

(1)	Excludes shares of Common Stock owned by Outerbridge, TopLids and Selz.
(2)

With respect to Scenario A, includes 900,000,000 shares of Common Stock issuable pursuant to the Private Investment; with respect to Scenario B, includes 700,000,000 shares of Common Stock issuable pursuant to the Immersion Backstop Commitment and 900,000,000 shares of Common Stock issuable pursuant to the Private Investment; and with respect to Scenario C, includes 350,000,000 shares of Common Stock issuable pursuant to the Immersion Backstop Commitment and 900,000,000 shares issuable pursuant to the Private Investment.

(3)

With respect to Scenario A, includes 5,132,753 shares owned by Outerbridge prior to the Rights Offering and 86,903,560 shares subscribed for under the Rights Offering, with respect to Scenario B, includes 5,132,753 shares owned prior to the Rights Offering and 100,000,000 shares of Common Stock issuable pursuant to Outerbridge’s pro rata portion of the Backstop Commitment, and with respect to Scenario C, includes 5,132,753 shares owned prior to the Rights Offering, 43,451,780 shares subscribed for under the

Rights Offering and 50,000,000 shares of Common Stock issuable pursuant to Outerbridge’s pro rata portion of the Backstop Commitment to purchase the remaining unsubscribed shares upon the expiration of the Rights Offering.

(4)

With respect to Scenario A, includes 3,236,984 shares owned by Selz and its affiliates prior to the Rights Offering and 54,805,956 shares subscribed for under the Rights Offering, with respect to Scenario B, includes 3,236,984 shares owned prior to the Rights Offering and 100,000,000 shares of Common Stock issuable pursuant to Selz’s pro rata portion of the Backstop Commitment, and with respect to Scenario C, includes 3,236,984 shares owned prior to the Rights Offering, 27,402,978 shares subscribed for under the Rights Offering and 50,000,000 shares of Common Stock issuable pursuant to Selz’s pro rata portion of the Backstop Commitment to purchase the remaining unsubscribed shares upon the expiration of the Rights Offering.

(5)	Includes 100,000,000 shares of Common Stock issuable pursuant to the Private Investment and 225,016,753 shares of Common Stock issuable pursuant to the Debt Conversion.
(6)

With respect to Scenario A, includes 2,768,422 shares owned by TopLids (including any shares of Common Stock beneficially owned by its affiliates) prior to the Rights Offering, 46,872,649 shares subscribed for under the Rights Offering and 450,033,506 shares issuable pursuant to the Debt Conversion, with respect to Scenario B, includes 2,768,422 shares owned prior to the Rights Offering and 450,033,506 shares of Common Stock issuable pursuant to the Debt Conversion, and with respect to Scenario C, includes 2,768,422 shares owned prior to the Rights Offering, 23,436,325 shares subscribed for under the Rights Offering and 450,033,506 shares of Common Stock issuable pursuant to the Debt Conversion.

(7)

Based on 53,156,369 shares of Common Stock outstanding as of April 16, 2024 and after giving effect to the Rights Offering and, if applicable, the Backstop Commitment, the Private Investment and the Debt Conversion.

No Fractional Shares

We will not issue fractional shares of Common Stock in the Rights Offering or cash in lieu of fractional shares of Common Stock. Any fractional shares of Common Stock that would be created by an exercise of the Subscription Rights will be rounded to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Validity of Exercise of Your Subscription Rights

We will resolve all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights and even if the Rights Offering is extended by the Board, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any exercise or sale of any subscriptions because of any irregularity or defect or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of any defect in your subscription. A subscription will be considered accepted, subject to our right to terminate the Rights Offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding. We will not be required to make uniform determinations in all cases.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for shares of our Common Stock in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money in escrow until the Rights Offering is completed or is withdrawn and canceled. If the Rights Offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. In addition, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable, if subscribers decide to cancel their Subscription Rights in the event that there is a fundamental change to the Rights Offering.

Expiration Date, Extension, and Amendments

The subscription period, during which you may exercise your Subscription Rights, expires at 5:00 p.m., Eastern Daylight Time, on    , 2024, which for the avoidance of doubt is sixteen (16) days from the date the Subscription Rights are issued to Rights holders. If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to issue shares of our Common Stock to you if the Subscription Agent receives your rights certificate or your subscription payment (in good, cleared funds) after that time, regardless of when the rights certificate and subscription payment were sent.

We may extend the expiration of the Rights Offering by giving written notice to the Subscription Agent before the expiration of the Rights Offering, although we do not presently intend to do so. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Subscription Rights in the Rights Offering.

Although we do not presently intend to do so, we may choose to amend the terms of the Rights Offering at any time before its expiration for any reason, including, without limitation, in order to increase participation in the Rights Offering, provided that prior written consent has been obtained from Immersion pursuant to the Purchase Agreement. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. Should we make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the Registration Statement in which this prospectus is included and offer potential purchasers who have subscribed for shares of Common Stock in the Rights Offering the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the Expiration Date of the Rights Offering to allow holders of Rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the Rights Offering and the new expiration date. The terms of the Rights Offering cannot be modified or amended after the Expiration Date of the Rights Offering.

Conditions and Termination

We may terminate the Rights Offering, in whole or in part, if at any time before completion of the Rights Offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in the sole judgment of the Board would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering. The Rights Offering and the Transactions contemplated by the Purchase Agreement are subject to approval of our stockholders at a Special Meeting to be held on    , 2024. If our stockholders do not approve the Transactions, the Rights Offering will be cancelled. If we terminate the Rights Offering in whole or in part, we will issue a press release notifying the stockholders of such event, all affected Subscription Rights will expire without value, and all excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following such termination.

No Revocation or Change

Your exercise of Subscription Rights is irrevocable and may not be cancelled or modified, even if the Rights Offering is extended by the Board. However, if we amend the Rights Offering to make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced to the Subscription Agent.

Dilutive Effects of the Rights Offerings

If you do not exercise any Subscription Rights, the number of shares of our Common Stock that you own will not change. If you choose not to exercise your Subscription Rights in full, your percentage ownership of our Common Stock will decrease and your voting and other rights will be diluted by the issuance of shares of Common Stock to others who do choose to exercise their Subscription Rights. Even if you exercise your Subscription Rights, your percentage ownership will be diluted by the issuance of shares of Common Stock pursuant to the Backstop Commitment, if any, the Private Investment and the Debt Conversion. Subscription Rights not exercised prior to the Expiration Date of the Rights Offering will expire. For further information, see the sections entitled “Dilution” and “The Rights Offering—Effects of the Transactions on the Ownership Interests of Our Existing Stockholders, the Standby Purchasers and the Lien Purchasers.”

Stockholder Rights

You will have no rights as a holder of the shares of our Common Stock you purchase in the Rights Offering, including any privileges of the holders of our Common Stock, until such shares are issued to you or, if you hold shares through a broker, dealer, bank or other nominee, your broker, dealer, bank or other nominee has received the shares. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the Subscription Agent.

Effects of Rights Offering on Equity Awards

As of January 27, 2024, there were outstanding 872,040 unvested restricted stock units and phantom shares, vested but unexercised options to purchase 1,536,902 shares and unvested options to purchase approximately 982,191 shares of our Common Stock issued or committed to be issued pursuant to stock options granted by us. None of the outstanding options or restricted stock units have anti-dilution or other provisions of adjustment that will be triggered by the Rights Offering. Each outstanding and unexercised option will remain unchanged and will be exercisable, subject to vesting, if any, for the same number of shares of our Common Stock and at the same exercise price as before the Rights Offering. Similarly, each restricted stock unit will remain unchanged.

Issuance of Shares Acquired in the Rights Offering

Shares of Common Stock purchased in the Rights Offering will be issued only in book-entry form, and no physical stock certificates will be issued for such shares. If you are the holder of record of our Common Stock (whether you hold share certificates or your shares are maintained in book-entry form by our Subscription Agent, Computershare Trust Company, N.A.), you will receive a statement of ownership reflecting the shares of Common Stock purchased in the offering as soon as practicable after the closing of the Rights Offering. If you hold your shares through a broker, dealer, bank or other nominee, you may request a statement of ownership from the holder of your shares following the expiration of the Rights Offering. We will not issue fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock. If the number of Subscription Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold rights certificates for the account of such stockholders. To exercise Subscription Rights, our foreign stockholders must notify the Subscription Agent before 5:00 p.m., Eastern Daylight Time, at least three business days before the expiration of the Rights Offering (i.e.,    , 2024) and demonstrate to the satisfaction of the Subscription Agent that the exercise of such Subscription Rights does not violate the laws of the jurisdiction of such stockholder. The deadlines for delivery of subscription materials and payment described above also apply.

Regulatory Limitation

We will not be required to issue to you shares of our Common Stock pursuant to the Rights Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the Rights Offering expires, you have not obtained such clearance or approval.

Fees and Expenses

We will pay all fees due to the Subscription Agent and Information Agent, as well as any other expenses we incur in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred by you in connection with the exercise, sale or purchase of Subscription Rights.

No Board Recommendation to Rights Holders

The Board is making no recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision based on your own assessment of the Rights Offering and after considering all of the information in this prospectus, including (i) the risk factors under the heading “Risk Factors” beginning on page 24 of this prospectus, including the risks relating to the Rights Offering and to an investment in our Common Stock, (ii) the risk factors relating to our Company and an investment in our Common Stock contained in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023 filed with the SEC on July 31, 2023, which is incorporated by reference herein and (iii) and all of the other information incorporated by reference in this prospectus.

Shares of Our Common Stock Outstanding After the Rights Offering

The closing price of our Common Stock on May 3, 2024 was $0.22. As of April 16, 2024, 53,156,369 shares of our Common Stock were issued and outstanding. Following the consummation of the Transactions, an aggregate of approximately 2,575,050,259 shares of Common Stock will be issued pursuant to the Rights Offering and the Purchase Agreement. Specifically, 900,000,000 shares of Common Stock will be issued as a result of the Rights Offering and, if applicable, the Backstop Commitment, 1,000,000,000 shares of Common Stock will be issued pursuant to the Private Investment and approximately 675,050,259 shares of Common Stock will be issued pursuant to the Debt Conversion.

Other Matters

We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Common Stock from Subscription Rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Subscription Rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares of Common Stock you may elect to purchase by exercise of your Subscription Rights in order to comply with state securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Subscription Rights you will not be eligible to participate in the Rights Offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the Rights Offering.

THE PURCHASE AGREEMENT AND RELATED AGREEMENTS

The Purchase Agreement

On April 16, 2024, we entered into a Standby, Securities Purchase and Debt Conversion Agreement with Immersion, Outerbridge, Selz, Vital and TopLids. Vital and TopLids are lenders to the Company under that certain Term Loan Credit Agreement dated June 7, 2022, among the Company, as borrower, the guarantors party thereto, the Lien Purchasers, as lenders, and TopLids, as administrative agent and collateral agent. Pursuant to the terms and conditions of the Purchase Agreement, if any Subscription Rights remain unexercised upon the expiration of the Rights Offering after accounting for all Over-Subscription Rights exercised, the Standby Purchasers will collectively purchase, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act, and separate from the Rights Offering, up to $45 million in shares of Common Stock not subscribed for by the Company’s stockholders. Specifically, each Standby Purchaser will purchase its pro rata portion of the unsubscribed shares of Common Stock upon the expiration of the Rights Offering according to its respective commitment amount. Pursuant to the Purchase Agreement, the commitment amount of Immersion is $35 million and the commitment amount of each of Outerbridge and Selz is $5 million. Outerbridge and Selz are current stockholders of the Company. Outerbridge and Selz are current stockholders of the Company. Immersion is not a current stockholder of the Company. Assuming no stockholders exercise their Subscription Rights, Outerbridge and Selz will own 4.0% and 3.9%, respectively, of our Common Stock outstanding following the closing of the Rights Offering, after giving effect to the issuance of shares of Common Stock pursuant to the Backstop Commitment, the Private Investment and the Debt Conversion. In light of the Backstop Commitment, we anticipate that we will receive aggregate gross proceeds of $45 million if the Rights Offering is completed, whether or not any Subscription Rights holders exercise their Subscription Rights.

Pursuant to the Purchase Agreement, upon closing of the Rights Offering, Immersion and Vital have agreed to purchase $45 million and $5 million, respectively, in shares of our Common Stock, at the Subscription Price, in a private placement exempt from the registration requirements under the Securities Act and separate from the Rights Offering. The Private Investment is in addition to shares of Common Stock purchased by Immersion pursuant to the Immersion Backstop Commitment, if any. In addition, subject to the terms and conditions of the Purchase Agreement, upon closing of the Rights Offering, the Company and Lien Purchasers will convert all outstanding principal and any accrued and unpaid interest under the Term Credit Agreement, totaling approximately $34 million as of the date of this prospectus, into a number of new shares of Common Stock equal to the quotient of the Rollover Debt Amount divided by the Subscription Price. Such Rollover Shares will be issued to each of TopLids and Vital pro rata based on its pro rata portion of the Rollover Debt Amount. Accordingly, upon closing of the Transactions, all Obligations (as defined in the Term Credit Agreement) under the Loan Documents (as defined in the Term Credit Agreement) (other than Obligations which, by their express terms, survive termination of the Term Credit Agreement or such other Loan Documents), will be deemed paid in full and all Loan Documents will be terminated.

Immersion and Vital are not current stockholders of the Company. TopLids and/or its affiliates are current stockholders of the Company. Assuming no stockholders exercise their Subscription Rights, Immersion, TopLids and Vital will own 60.9%, 17.2% and 12.4% (including shares of Common Stock beneficially owned by their respective affiliates), respectively, of our Common Stock outstanding following the closing of the Rights Offering, after giving effect to the Backstop Commitment, the Debt Conversion and the Private Investment.

Following the consummation of the Transactions, an aggregate of approximately 2,575,050,259 shares of Common Stock will be issued pursuant to the Rights Offering and the Purchase Agreement. Specifically, 900,000,000 shares of Common Stock will be issued as a result of the Rights Offering and, if applicable, the Backstop Commitment, 1,000,000,000 shares of Common Stock will be issued pursuant to the Private Investment, and 675,050,259 shares of Common Stock will be issued pursuant to the Debt Conversion.

Closing Conditions

The Transactions contemplated by the Purchase Agreement will close concurrently and such closing is subject to, among others, the consummation of the Rights Offering, the execution of the Amended and Restated Credit Agreement, the expiration of any applicable waiting period under the HSR Act and the effectiveness of the registration statement related to the Rights Offering. Pursuant to the Purchase Agreement, the closing of the Transactions is also contingent upon our stockholders’ approval, at the Special Meeting, of the Transactions, an amendment to our Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock, the Reverse Stock Split and that the Board is comprised of seven (7) members, with such members of the Board to consist of Elias Nader, Emily S. Hoffman, Eric Singer, William C. Martin, Sean Madnani and two of the current independent members of the Board to be mutually determined by Immersion and the Company or, if any such person is unwilling or unable to serve on the Board after the closing of the Transactions, such other persons as Immersion and the Company may determine in good faith. All share numbers included in the Registration Statement do not give effect to the Reverse Stock Split we plan to effect following the closing of the Transactions.

Other Transactions

Pursuant to the Purchase Agreement, we have agreed that, prior to the closing of the Transactions, we will not (i) solicit, initiate, or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of, any Alternative Transaction (as defined below), (ii) disclose to any person or entity, or discuss with any person or entity, any information relating to the Company and/or any of its subsidiaries that would reasonably be expected to encourage or result in the making of any Alternative Transaction or in connection with any Alternative Transaction, (iii) enter into, participate in, maintain or continue any communications or negotiations regarding any Alternative Transaction, (iv) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse), including any change of recommendation by the Board, any Alternative Transactions or (v) enter into any letter of intent, contract or other agreement relating to, or otherwise agree to or consummate or effect, any Alternative Transaction. The term “Alternative Transaction” means any agreement, offer or proposal for, any acquisition (including beneficial ownership) of (i) more than 5% of the outstanding voting securities of the Company or (ii) a substantial portion of the consolidated assets of the Company (other than in the ordinary course of business), whether by way of merger, consolidation, reorganization, liquidation, asset sale, stock purchase, joint venture, exclusive license, tender offer or other business combination, other than any offer, proposal or indication of interest made by or on behalf of Immersion or its affiliates. However, we may enter into any agreement, discussion or negotiation with, or provide information to, or solicit, encourage, facilitate or induce any inquires or proposals from, any other person with respect to an Alternative Transaction in response to an unsolicited proposal that the Board, or the Alternative Transaction Committee of the Board, determines in good faith could reasonably be expected to lead to a Superior Transaction. A “Superior Transaction” means a bona fide written Alternative Transaction that the Board and the Alternative Transaction Committee of the Board determine in good faith to be more favorable to the Company’s stockholders from a financial point of view than the Transactions contemplated by the Purchase Agreement or otherwise in the best interests of the Company and its stockholders. We will be entitled to terminate the Rights Offering to effect a Superior Transaction before the expiration of the Rights Offering.

Fees and Expenses

We have agreed to pay Immersion and Selz commitment fees of $2,450,000 and $350,000, respectively, in consideration for the Backstop Commitment, and to reimburse Immersion, Vital and Outerbridge for all documented out-of-pocket costs, fees and expenses incurred by them in connection with the transactions contemplated by the Purchase Agreement; provided, that such reimbursement shall not exceed, with respect to Immersion, $2,450,000 in the aggregate ($1,200,000 if the deal does not close), net of any expense amount previously paid by the Company to Immersion, with respect to Vital, $200,000 in the aggregate, and with respect to Outerbridge, $250,000 in the aggregate. The foregoing reimbursement payment and commitment fees will be paid upon closing of the Transactions.

Termination

We will terminate the Purchase Agreement if the Transactions are not approved by our stockholders at the Special Meeting. The Purchase Agreement may be terminated at any time prior to the closing of the Transactions by mutual agreement of the Company and Immersion or by either the Company or Immersion if the closing of the Transactions does not occur by July 31, 2024 (as such date may be extended if the term of the commitment letter from the first lien banks is extended), so long as such failure to close is not due to a failure by the party seeking termination to comply with the Purchase Agreement. Additionally, the Purchase Agreement may be terminated by the Company or Immersion following a breach of the Purchase Agreement by the other party such that the conditions to the obligations to perform of the party seeking termination cannot be satisfied by July 31, 2024. We may also terminate the Purchase Agreement to effect a Superior Transaction prior to the expiration of the Rights Offering.

Indemnification

We have agreed to indemnify each of Immersion, Outerbridge, Vital and TopLids and each of their respective shareholders, members, partners, directors, officers, employees and agents, and each person who controls such persons or their affiliates (each, a “Purchaser Party”) for all losses, claims, damages, liabilities and expenses (“Losses”) that any such Purchaser Party may suffer or incur arising out of or in connection with any claim, challenge, litigation, investigation or proceeding (“Proceedings”) instituted by a third party and arising out of or relating to the Transactions or the transaction documents and any related amendments thereto, and to reimburse such Purchaser Party for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, responding to, or defending any of the foregoing, subject to certain exceptions. Notwithstanding anything to the contrary in the Purchase Agreement, (X) we will not be liable for any claim for indemnification for Losses incurred by Outerbridge and its affiliates (within the meaning of Rule 405 under the Securities Act), and each of their respective shareholders, members, partners, directors, officers, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), and each person who controls (within the meaning of the Securities Act or the Exchange Act) Outerbridge (collectively, the “Outerbridge Parties”), unless and until the aggregate amount of indemnified Losses which may be recovered from the Company by the Outerbridge Parties in the aggregate equals or exceeds (i) $1,250,000 or (ii) if we consummate an Alternative Transaction, $250,000 (such applicable amount, the “Deductible”), in which case we will only be liable for amounts due above such Deductible, and (Y) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Company by the Outerbridge Parties shall be an amount equal to $3,000,000. The indemnifying party will not be liable for any settlement of any Proceedings effected without its written consent.

Each of Immersion, Vital, TopLids, Outerbridge and Selz severally and not jointly, has agreed to indemnify and hold harmless the Company and its directors, officers, employees and agents, from and against any and all Losses that any such person may suffer or incur resulting from any untrue statement of material fact contained in the transaction documents, but only to the extent that such untrue statement was made in reliance or in conformity with information relating to Immersion, Vital, TopLids, Outerbridge and Selz or their affiliates furnished in writing to the Company by or on behalf of such persons expressly for use in the transaction documents. If the indemnification is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses, then the indemnifying party, in lieu of indemnifying the indemnified party, will contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.

Related Agreements

Concurrently with the execution of the Purchase Agreement, the Company entered into a commitment letter with the financial institutions named therein, pursuant to which such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to amend and restate the Company’s Credit Agreement. The Amended and Restated Credit Agreement will become effective concurrently with the consummation of the Transactions, subject to usual and customary closing conditions, including the concurrent closing of the Transactions contemplated by the Purchase Agreement.

CEO Employment Arrangements

In connection with the Transactions, the Company’s Chief Executive Officer, Michael P. Huseby, entered into a letter agreement with the Company relating to his compensation (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Huseby agreed to amendments to his employment agreement, pursuant to which, among other things, he agreed to a revised decreased severance amount of $750,000. He also agreed to provide transition services as a consultant for six months following the effective date of any termination of his employment that triggers a right to receive such severance in return for compensation of $750,000 to be paid at the end of such six-month period regardless of whether the Company requests that he render any transition services. The amendments contained in the Letter Agreement are contingent upon the successful consummation of the Transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of April 26, 2024, unless otherwise indicated, (i) by each person or group of affiliated persons known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, (ii) by each director, each named executive officer and each director nominee and (iii) by all directors, executive officers and director nominees of the Company as a group. The table below does not give effect to the Rights Offering or the issuance of shares of our common stock to the Standby Purchasers and Lien Purchasers pursuant to the Purchase Agreement. For more information regarding the Standby Purchasers’ and Lien Purchasers’ potential ownership in the Company after giving effect to the Rights Offering, the Backstop Commitment, the Private Investment and the Debt Conversion, see “The Rights Offering—Effects of the Transactions on the Ownership Interests of Our Existing Stockholders, the Standby Purchasers and the Lien Purchasers.” Except as otherwise indicated below, the address of each director, named executive officer and executive officer listed below is 120 Mountain View Blvd, Basking Ridge, NJ 07920.

Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class Before Offering(1)
5% Stockholders
Outerbridge Capital Management, LLC(2)	5,132,753	9.66%
Leonard Riggio(3)	4,960,206	9.33%
Entities affiliated with Lids Holdings, Inc. and Fanatics Lids College, Inc.(4)	2,768,422	5.21%
Bernard Selz(5)	3,236,984	6.09%
Scott Miller(6)	5,256,342	9.89%

Directors and Named Executive Officers(8)
Michael P. Huseby(8)	1,854,093	3.49%
Mario R. Dell’Aera, Jr.(10)	—	—
Kathryn Eberle Walker(10)	—	—
David G. Golden	208,108	*
Steven G. Panagos	—	—
John R. Ryan(9)	32,665	*
Rory D. Wallace(2)(10)	—	—
Raphael T. Wallander	—	—
Denise Warren(10)	—	—
Michael C. Miller(8)	340,025	*
Jonathan Shar(8)	278,087	*
Kevin F. Watson	—	—
Seema Paul(11)	92,287	*
Elias Nader(12)	—	—
Emily S. Hoffman(12)	—	—
Eric Singer(12)	—	—
William C. Martin(12)	—	—
Sean Madnani(12)	—	—
All current directors, director nominees and executive officers as a group (18 persons)	2,805,265	5.28%

*	Less than 1%

(1)

Based on 53,156,369 shares of Common Stock outstanding as of April 26, 2024. Pursuant to SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants, the conversion of convertible securities or the vesting of restricted stock units. A beneficial owner’s percentage ownership is determined by assuming that options, warrants, convertible securities and restricted stock units that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted.

(2)

Based on the Schedule 13D/A filed on June 28, 2022 by each of Outerbridge Capital Management, LLC, Outerbridge Special Opportunities Fund, LP, Outerbridge Special Opportunities GP, LLC and Rory Wallace. These beneficial owners collectively share the power to vote or to direct the vote of the shares, and to dispose or to direct the disposition of the shares. The address of Outerbridge Capital Management, LLC, Outerbridge Special Opportunities Fund, LP, Outerbridge Special Opportunities GP, LLC and Rory Wallace is listed as 767 Third Avenue, 11th Floor, New York, New York 10017.

(3)

Based on the Schedule 13D/A filed on March 30, 2021 by Mr. Riggio, Mr. Riggio’s holdings are comprised of (a) 3,131,848 shares held by Mr. Riggio, of which Mr. Riggio has sole voting and investment power; (b) 732,067 shares held by Mr. Riggio’s wife, Louise Riggio; and (c) 1,096,291 shares owned by The Riggio Foundation, a charitable trust of which Mr. Riggio and Mrs. Riggio are co-trustees. Mr. Riggio and Mrs. Riggio have the power to direct the vote and disposition of the shares owned by The Riggio Foundation. Neither Mr. Riggio nor Mrs. Riggio, nor any of their family members or affiliates, have any pecuniary interest in the Riggio Foundation. The address of Mr. Riggio is in the care of Barnes & Noble, Inc., 122 Fifth Avenue. New York, NY 10011.

(4)

Based on the Schedule 13D/A filed on February 14, 2023 by each of Lids Holdings, Inc., Fanatics Leader Topco, Inc., Fanatics Lids College, Inc., FanzzLids Holdings, LLC, Lids Investment Holdings, LLC, Lawrence S. Berger, Thomas H. Ripley, Kynetic F, LLC, and Michael G. Rubin. Lids Holdings, Inc. is the record holder of 1,153,846 shares of Common Stock, and Fanatics Lids College, Inc. is the record holder of 460,730 shares of Common Stock. Lids Holdings, Inc. and Fanatics Lids College, Inc. are indirect subsidiaries of FanzzLids Holdings, LLC (the “JV”). The JV is a joint venture between Lids Investment Holdings, LLC and Fanatics Leader Holdings, LLC. Thomas H. Ripley and Lawrence S. Berger may be deemed to be beneficial owners of the 1,153,846 shares of Common Stock held of record by Lids Holdings, Inc. and the 460,730 shares held of record by Fanatics Lids College, Inc. in their capacity as controlling managers and members of Lids Investment Holdings, LLC, which is the majority owner of and has managerial control with respect to the JV. Fanatics Leader Topco, Inc. is the record holder of 1,153,846 shares of Common Stock. On account of its share of the ownership of the voting securities of Fanatics Holdings, Inc., which indirectly owns 100% of the outstanding capital stock of Fanatics Leader Topco, Inc., Kynetic F, LLC indirectly owns a controlling percentage of the outstanding voting securities of Fanatics Leader Topco, Inc. Michael G. Rubin is the managing member of Kynetic F, LLC and possesses sole voting and dispositive power over the shares held by Kynetic F, LLC.

(5)

Based on the Schedule 13G filed on January 23, 2024 by Bernard Selz, Mr. Selz had sole voting power and sole investment power with respect to the shares. The address of Mr. Selz is c/o Ingalls and Snyder, LLC, 1325 Avenue of the Americas, New York, NY 10019.

(6)

Based on the Schedule 13G filed on January 30, 2023 by Scott Miller, Greenhaven Road Investment Management, LP, MVM Funds, LLC, Greenhaven Road Capital Fund 1, L.P., and Greenhaven Road Capital Fund 2, L.P. Greenhaven Road Investment Management is the investment manager of each of Greenhaven Road Capital Fund 1 and Greenhaven Road Capital Fund 2 (collectively, the “Greenhaven Funds”) and based on the Schedule 13F filed on April 2, 2024 by Greenhaven Road Investment Management, LP. MVM Funds is the general partner of each of the Greenhaven Funds and Greenhaven Road Investment Management. Scott Miller is the controlling person of MVM Funds. The address of such persons is c/o Royce & Associates LLC, 8 Sound Shore Drive, Suite 190, Greenwich, CT 06830.

(7)	The address of all of the officers and directors listed above is in the care of Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

(8)

Does not include the following restricted stock units which have not vested and do not have current voting rights: Mr. Huseby—152,778; Mr. Miller—55,557; and Mr. Shar—46,298. Does not include the following unvested options: Mr. Huseby—623,935; Mr. Miller—201,050; and Mr. Shar—157,206.

(9)	Does not include 164,066 restricted stock units which have not vested and do not have current voting rights.
(10)	Does not include 11,804 restricted stock units for which the recipient has elected to defer receipt and which have not vested and do not have current voting rights.
(11)	Does not include 25,464 restricted stock units which have not vested and do not have current voting rights.
(12)

This individual is a director nominee whose service as a director will commence upon the closing of the Transactions, which is contingent upon our stockholders’ approval, at the Special Meeting, of the Transactions.

PLAN OF DISTRIBUTION

On or about    , 2024, we will distribute the Subscription Rights and rights certificates to holders of shares of our Common Stock on the Record Date. If you wish to exercise your Subscription Rights and purchase shares of our Common Stock, you should follow the procedures described in “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the Information Agent, Innisfree, by telephone at (877) 800-5185.

To the extent that our directors and officers held shares of our Common Stock as of the Record Date, they will receive the Subscription Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering.

We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the Rights Offering.

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of Subscription Rights. We do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Stock underlying the Subscription Rights. We are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering. Some of our directors and employees may solicit responses from holders of Subscription Rights, but we will not pay them any commissions or special compensation for these activities.

DESCRIPTION OF SECURITIES

The following is a summary description of the material terms of our securities as provided in our (i) Amended and Restated Certificate of Incorporation and (ii) By-Laws, as amended (our “By-laws”), copies of which are incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our Certificate of Incorporation and By-laws.

Authorized Capital Stock

Our authorized capital stock consists of 200 million shares of Common Stock, par value $0.01 per share, and five million shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of shares of our Common Stock do not have cumulative voting rights.

Other Rights. Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid. The issued and outstanding shares of our Common Stock are fully paid and non-assessable. Any additional shares of Common Stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our Common Stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix and determine the preferences, limitations and relative rights of each series of preferred stock.

Series A Junior Participating Preferred Stock

Amount. The number of shares constituting Series A Junior Participating Preferred Stock is 100,000.

Dividends. The holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of July, October, January, and April in each year.

Voting Rights. Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company.

Other Rights. Upon any liquidation, dissolution, or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment.

Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By- laws

Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Certain provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to discourage certain types of transactions that may involve an actual or threatened change of control.

Blank Check Preferred Stock. Our Amended and Restated Certificate of Incorporation permits us to issue, without any further vote or action by the stockholders, up to five million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

No Stockholder Action by Written Consent. Our Amended and Restated Certificate of Incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

Special Stockholder Meetings. Under our Amended and Restated By-laws, only the chairman of our Board or a majority of the members of our Board are able to call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our Amended and Restated By-laws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. Proper notice must be timely, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting, and must include, among other information, the name and address of the stockholder giving the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments or other agreements the value of or return on which is based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director, including any arrangements or understandings between the nominating stockholder and the nominee, in the case of a director nomination, a representation that such stockholder is a holder of record of our Common Stock as of the date of the notice and a brief description of any other business such stockholder proposes to bring before the meeting and the reason for conducting such business, and, if such stockholder intends to solicit proxies, a representation to that effect.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. See “Risk Factors—Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and of Delaware law may prevent or delay an acquisition of the Company, which could affect the trading price of the Common Stock.”

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “BNED.” We cannot assure you that our Common Stock will continue to be listed on the NYSE as we might not meet certain continued listing standards in the future.

Subscription Agent and Registrar

The Subscription Agent and Registrar for the Common Stock is Computershare Trust Company, N.A.

Mail:

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: BNED P.O. Box 43011	If delivering by trackable mail, including overnight delivery or any other expedited service:
Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: BNED 150 Royall Street, Suite V Canton, Massachusetts 02021

You should direct any questions or requests for assistance to the Information Agent, Innisfree

By Phone:

(877) 800-5185

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the applicable material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of our Common Stock of the receipt, sale and exercise (or expiration) of the Subscription Rights acquired through the Rights Offering and the receipt, ownership and sale of the Common Stock received upon exercise of the Basic Subscription Right or, if applicable, the Over-Subscription Right. Insofar as this summary relates to matters of U.S. federal income tax law, or legal conclusions with respect thereto, subject to the limitations and qualifications referred to herein, the summary constitutes the opinion of our tax counsel, Paul Hastings LLP. The legal opinion of Paul Hastings LLP relies on assumptions listed in the “short-form” tax opinion in the exhibits attached and that the rights and shares of Common Stock acquired pursuant to such rights will be issued and sold as described in this Registration Statement. Paul Hastings LLP has made no independent investigation or verification of the facts or assumptions on which it has relied in formulating its legal opinion.

This summary does not provide a complete analysis of all potential tax considerations. It applies to you only if you are a U.S. holder, acquire your Subscription Rights by distribution from the Company in the Rights Offering and hold the Common Stock issued to you upon exercise of the Subscription Rights as capital assets within the meaning of Section 1221 of the Code. Except as otherwise expressly indicated below, this summary does not discuss any consequences to you if you are a Non-U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, insurance companies, persons liable for alternative minimum tax, holders who hold such stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our Common Stock on which the Subscription Rights are distributed in satisfaction of our indebtedness or as compensation. Additionally, this discussion does not address U.S. holders who beneficially own our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d) (4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code.

This section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding the Rights Offering. This summary does not deal with any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

You are a “U.S. holder” if you are a beneficial owner of Subscription Rights or Common Stock and you are:

•

An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,

•

A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,

•	An estate whose income is subject to U.S. federal income tax regardless of its source, or

•

A trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. holder” is a beneficial owner (other than an entity treated as a partnership for U.S. federal income tax purposes) of subscription rights or Common Stock that is not a U.S. holder.

EXCEPT FOR THE “FOREIGN ACCOUNT TAX COMPLIANCE ACT, OR FATCA” SECTION BELOW, THIS SUMMARY DOES NOT DISCUSS CONSEQUENCES TO NON-U.S. HOLDERS AND EACH SUCH NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICABLE TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE (OR EXPIRATION) OF THE SUBSCRIPTION RIGHTS.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives a distribution of Subscription Rights or holds Common Stock received upon exercise of the Subscription Rights, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving or exercising the Subscription Rights and acquiring, holding or disposing of our Common Stock.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT, OWNERSHIP AND EXERCISE (OR EXPIRATION) OF THE SUBSCRIPTION RIGHTS.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Common Stock Received upon Exercise of the Subscription Rights

Receipt of the Distribution of Subscription Rights

The U.S. federal income tax consequences of the Rights Offering will depend on whether the Rights Offering is considered part of a “disproportionate distribution” within the meaning of Section 305 of the Code. Your receipt of the distribution of Subscription Rights in the Rights Offering should be treated as a nontaxable distribution with respect to your existing Common Stock for U.S. federal income tax purposes provided that the Rights Offering is not part of a disproportionate distribution. A disproportionate distribution is described under the Code as a distribution or a series of distributions, including deemed distributions, from a corporation that has the result of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in the corporation’s assets or earnings and profits. For purposes of the above, “stockholder” generally includes holders of rights to acquire stock (such as warrants and options) and holders of convertible securities. The distribution of rights should not result in the receipt by any stockholders of cash or property from the Company. Further, during the last five (5) years, our Common Stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. Nor do we currently intend to issue another class of stock (other than (i) the Common Stock issued pursuant to the Rights Offering and (ii) shares of Series A Junior Participating Preferred Stock issuable in connection with our rights plan) or convertible debt or pay any dividends except with respect to the Common Stock. Accordingly, we believe and intend to take the position, and the following discussion assumes (unless explicitly stated otherwise), that the Subscription Rights issued in the Rights Offering are not part of a disproportionate distribution and, thus, we do not intend to treat the distribution of the Subscription Rights to you as a dividend of our earnings and profits that is taxable to you for U.S. federal income tax purposes. However, the disproportionate distribution tax rules are complex, the determination is highly dependent on the existence or non-existence of certain facts and the interpretation of such facts or absence thereof, and, as a result, their application is uncertain. Further, the determination of whether the distribution of the Subscription Rights for our Common Stock results in the receipt of a dividend depends, in part, on the presence of certain facts and the determination of whether such facts exist cannot be made until the close of our taxable year. Finally, it is possible that the IRS, which is not bound by our determination, could challenge our position. For a discussion of the U.S. federal income tax consequences to you if the Rights Offering were to be considered part of a disproportionate distribution, see “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” below.

EACH HOLDER OF SUBSCRIPTION RIGHTS SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION AND EXERCISE (OR EXPIRATION) OF SUBSCRIPTION RIGHTS, INCLUDING WHETHER THE RIGHTS OFFERING ARE TAXABLE AS A “DISPROPORTIONATE DISTRIBUTION” WITHIN THE MEANING OF CODE SECTION 305.

Tax Basis in the Subscription Rights

If the fair market value of the Subscription Rights distributed to you is less than 15% of the fair market value of your Common Stock on the date you receive your Subscription Rights, your Subscription Rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing Common Stock and your Subscription Rights in proportion to their relative fair market values determined on the date you receive your Subscription Rights. If you choose to allocate tax basis between your existing Common Stock and your Subscription Rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your Subscription Rights. Such an election is irrevocable.

If the fair market value of the Subscription Rights distributed to you is 15% or more of the fair market value of your existing Common Stock on the date you receive your Subscription Rights, you must allocate your tax basis in your existing Common Stock between your existing Common Stock and your Subscription Rights in proportion to their relative fair market values determined on the date you receive your Subscription Rights.

The fair market value of the Subscription Rights on the date the Subscription Rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of that fair market value. In determining the fair market value of the Subscription Rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the Subscription Rights and the trading price of our Common Stock on the date that the Subscription Rights are distributed and the length of the period during which the Subscription Rights may be exercised.

Your holding period in the Subscription Rights will include your holding period in the shares of Common Stock with respect to which the Subscription Rights were distributed.

Exercise and Expiration of the Subscription Rights

You should not recognize any gain or loss upon the exercise of Subscription Rights distributed to you in the Rights Offering, and the tax basis of the shares of our Common Stock acquired through exercise of the Subscription Rights should equal the sum of the subscription price for the shares plus your tax basis, if any, in the Subscription Rights. The holding period for the shares of Common Stock acquired through exercise of the Subscription Rights will begin on the date the Subscription Rights are exercised.

If you allow the Subscription Rights received in the Rights Offering to expire, you generally will not recognize gain or loss for U.S. federal income tax purposes, and you will re-allocate any portion of the tax basis in your existing shares of Common Stock previously allocated to the Subscription Rights that have expired to the existing shares of Common Stock.

If you exercise a subscription right distributed to you in the Rights Offering after disposing of the share of our Common Stock with respect to which such subscription right is received, certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the Common Stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the Common Stock previously sold, and (3) the impact of such allocation on the tax basis of Common Stock acquired through the exercise of the subscription right. If you exercise a subscription right distributed to you in the Rights Offering after disposing of the Common Stock with respect to which the subscription right is received, you should consult your tax advisor as to these uncertainties.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the Rights Offering is part of a “disproportionate distribution” within the meaning of Section 305 of the Code, the distribution of Subscription Rights would be treated as a distribution with respect to your underlying Common Stock equal to the fair market value of the Subscription Rights you received and would be taxable to you as a dividend to the extent that such fair market value is allocable to our current or accumulated earnings and profits for the taxable year in which the Subscription Rights are distributed. We cannot determine, before the consummation of the Rights Offering, the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our Common Stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the tax on net investment income set forth below (see below, “—Additional Tax on Net Investment Income”), dividends received by noncorporate holders of our Common Stock are generally taxed at preferential rates provided that the holder meets applicable holding period and certain other requirements. Any such distribution in excess of our current and accumulated earnings and profits would be treated first as a return of your basis in our Common Stock and thereafter as gain from the sale or exchange of your Common Stock. Regardless of whether the distribution of Subscription Rights is treated as a dividend, as a return of basis or as gain from the sale or exchange of our Common Stock, your tax basis in the Subscription Rights you receive will be their fair market value.

If the receipt of Subscription Rights is taxable to you as described in the previous paragraph and you allow Subscription Rights received in the Rights Offering to expire, you should recognize a capital loss equal to your tax basis in the expired Subscription Rights. Your ability to use any capital loss is subject to certain limitations. You should not recognize any gain or loss upon the exercise of the Subscription Rights, and the tax basis of the shares of Common Stock acquired through exercise of the Subscription Rights should equal the sum of the subscription price for the shares and your tax basis in the Subscription Rights. The holding period for the shares of Common Stock acquired through exercise of the Subscription Rights will begin on the date the Subscription Rights are exercised.

Ownership and Disposition of Common Stock Acquired Through Exercise of the Subscription Rights

Distributions on Common Stock Acquired Through Exercise of the Subscription Rights

Cash distributions on Common Stock will be dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates as discussed below. To the extent that the amount of any distribution paid with respect to Common Stock exceeds our current or accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of your adjusted tax basis in the Common Stock and then as capital gain.

Sale or Other Disposition

A sale, exchange, or other disposition of the Common Stock generally will result in gain or loss equal to the difference between the amount realized upon the disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to you if you have not previously included such dividends in income) and your adjusted tax basis in the Common Stock. The gain or loss will be long-term capital gain or loss if you held the Common Stock more than one year at the time of sale, exchange, or other disposition. Under current law, long-term capital gains of individuals, estates, and trusts generally are subject to a reduced maximum federal income tax rate of 20% plus the additional tax on net investment income described below under “—Additional Tax on Net Investment Income,” if applicable.

Additional Tax on Net Investment Income

An additional 3.8% federal tax is imposed on the net investment income of U.S. holders who are individuals, certain estates and trusts and certain other persons. Among other items, net investment income generally includes gross income from dividends and net gain from the disposition of property, such as the Common Stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of Common Stock acquired through the exercise of Subscription Rights. The current rate for backup withholding is 24% but is subject to change. Backup withholding may apply under certain circumstances if (1) you fail to furnish your social security or other taxpayer identification number (“TIN”), (2) you furnish an incorrect TIN, (3) you fail to report interest or dividends properly, (4) you fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct or that you are not subject to backup withholding and that you are a U.S. person, (5) you otherwise fail to establish an exemption from backup withholding, or (6) the IRS notifies us that you are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Certain persons are exempt from backup withholding, including corporations and financial institutions. For additional information regarding the backup withholding requirements with respect to any payments relating to the Common Stock acquired through the exercise of Subscription Rights, see the instructions to IRS Form W-9 in the materials delivered to you with this prospectus. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to the Company

Under the Code, an “ownership change” with respect to a corporation could limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the Company to satisfy its obligations. An ownership change generally would occur if the aggregate stock ownership of beneficial owners of at least 5% of our stock increases by more than 50 percentage points over the preceding rolling three-year period. Because not all stockholders may exercise their Subscription Rights in full, the purchase of shares of our Common Stock could result in a shift in this beneficial ownership that could trigger an ownership change with respect to our stock.

If there is an ownership change with respect to our stock, the amount of annual limitation on the utilization of our pre-ownership-change NOLs and certain other tax assets generally would be equal to the value of our stock immediately before the ownership change multiplied by the applicable adjusted federal long-term tax-exempt rate. It is not possible at this time to determine whether the Rights Offering would constitute an ownership change under the Code. If all stockholders do not exercise their Subscription Rights in full, the Rights Offering may result in limitations on our ability to utilize our NOLs in the future.

Foreign Account Tax Compliance Act, or FATCA

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United

States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

LEGAL MATTERS

Unless otherwise indicated, the validity of the Subscription Rights and Common Stock offered by this prospectus will be passed upon for us by Paul Hastings LLP, New York, New York.

EXPERTS

The consolidated financial statements of Barnes & Noble Education, Inc. appearing in the Barnes & Noble Education, Inc.’s Annual Report on Form 10-K for the year ended April 29, 2023, and the effectiveness of Barnes & Noble Education, Inc.’s internal control over financial reporting as of April 29, 2023, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act that registers the securities offered under this prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the Registration Statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at www.sec.gov. We also make these documents publicly available, free of charge, on our website at www.aptevotherapeutics.com as soon as reasonably practicable after filing such documents with the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus (Securities Exchange Act File No. 001-37499):

(a)	our Annual Report on Form 10-K for the fiscal year ended April 29, 2023, filed with the SEC on July 31, 2023;

(b)	our Quarterly Reports on Form 10-Q for the quarterly periods ended July 29, 2023, October 28, 2023 and January 27, 2024, filed with the SEC on September 6, 2023, December 7, 2023 and March 12, 2024;

(c)

our Preliminary Proxy Statement on Schedule 14A filed with the SEC on April 23, 2024 (as amended by Amendment No. 1 to our Preliminary Proxy Statement on Schedule 14A filed with the SEC on May 9, 2024); and

(d)

our Current Reports on Form 8-K filed on May 1, 2023, May  31, 2023, July  28, 2023, August  4, 2023, August  11, 2023, September  6, 2023, September  14, 2023, October  5, 2023, October  12, 2023, December  6, 2023 December  13, 2023, February  6, 2024, March  1, 2024, March  13, 2024, April  16, 2024, and May 3, 2024.

All documents subsequently filed by us (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the initial filing of the Registration Statement of which this prospectus forms a part and prior to effectiveness of such Registration Statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.bned.com under the heading “Investors.” Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this report unless specifically incorporated herein by reference You may obtain copies of any or all of the documents incorporated by reference in this prospectus from us free of charge by requesting them in writing or by telephone at the following address:

Investor Relations

Barnes & Noble Education, Inc.

120 Mountain View Blvd. Basking Ridge, NJ 07920

Telephone: (908) 991-2776

BARNES & NOBLE EDUCATION, INC.

NON-TRANSFERABLE SUBSCRIPTION RIGHTS TO PURCHASE UP TO 900,000,000 SHARES OF COMMON STOCK AT $0.05 PER SHARE

PROSPECTUS

   , 2024

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. The security holders will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

SEC registration fee	$
NYSE listing fee
Legal fees and expenses
Accounting fees and expenses
Subscription and Information Agent fees
Miscellaneous expenses

Total	$

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

The registrant’s certificate of incorporation and bylaws each provide for indemnification of the registrant’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

The registrant has entered into indemnification agreements with its directors and officers whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the registrant. At present, there is no pending litigation or proceeding involving a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Item 15. Recent Sales of Unregistered Securities

Not applicable.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

3.1	Amended and Restated Certificate of Incorporation of Barnes & Noble Education, Inc., filed as Exhibit 3.1 to Report on Form 8-K filed with the SEC on August 3, 2015, and incorporated herein by reference.

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Barnes & Noble Education, Inc., filed as Exhibit 3.1 to Report on Form 8-K filed with the SEC on September 25, 2017, and incorporated herein by reference.

3.3	Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of Barnes & Noble Education, Inc., filed as Exhibit 3.1 to Report on Form 8-K filed with the SEC on March 26, 2020, and incorporated by reference herein.

3.4	Second Amended and Restated By-Laws, as Amended, Effective as of October 5, 2023, of Barnes & Noble Education, Inc., filed as Exhibit 3.1 to Report on Form 8-K filed with the SEC on October 12, 2023, and incorporated herein by reference.

4.1	Description of Capital Stock, filed as Exhibit 4.1 to Report on Form 10-K filed with the SEC on June 30, 2021, and incorporated herein by reference.

4.2*	Form of Rights Certificate

4.3***†	Form of Subscription Agent Agreement among Barnes & Noble Education, Inc., Computershare Inc. and Computershare Trust Company, N.A.

4.4	Rights Agreement dated as of April 16, 2024, by and between the Company and Computershare Trust Company, N.A., as rights agent, which includes as Exhibit A the Form of Rights Certificate, filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on April 16, 2024, and incorporated herein by reference.

5.1***	Opinion of Paul Hastings LLP

8.1*	Opinion of Paul Hastings LLP as to tax matters

10.1	Credit Agreement, dated as of August 3, 2015, by and among Barnes & Noble Education, Inc., as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents party thereto, filed as Exhibit 10.5 to Report on Form 8-K filed with the SEC on August 3, 2015, and incorporated herein by reference.

10.2	First Amendment to Credit Agreement, dated as of February 27, 2017, by and among the Company, the Lenders and the Agent, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on February 28, 2017, and incorporated herein by reference.

10.3	Second Amendment, Waiver and Consent to Credit Agreement, dated as of March 1, 2019, among Barnes & Noble Education, Inc., as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on March 5, 2019, and incorporated herein by reference.

10.4	Third Amendment and Waiver to Credit Agreement and First Amendment to Security Agreement, dated as of March 31, 2021, among Barnes & Noble Education, Inc., as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on April 5, 2021, and incorporated herein by reference.

10.5	Fourth Amendment and Waiver to Credit Agreement dated as of March 7, 2022, among Barnes & Noble Education, Inc., as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.1 to Report on Form 10-Q filed with the SEC on March 8, 2022, and incorporated herein by reference.

10.6	Term Loan Credit Agreement, dated as of June 7, 2022, among Barnes & Noble Education, Inc., as borrower, the guarantors party thereto, TopLids LendCo, LLC and Vital Fundco, LLC, as lenders, and TopLids LendCo, LLC, as administrative agent and collateral agent, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on June 10, 2022, and incorporated herein by reference.

10.7	Limited Waiver Agreement, dated as of June 28, 2022, among Barnes & Noble Education, Inc., as borrower, the guarantors party thereto, TopLids LendCo, LLC and Vital Fundco, LLC, as lenders, and TopLids LendCo, LLC, as administrative agent and collateral agent for the lenders, to the Term Loan Credit Agreement, dated as of June 7, 2022, filed as Exhibit 10.7 to Annual Report on Form 10-K filed with the SEC on June 29, 2022, and incorporated herein by reference.

10.8	Fifth Amendment to Credit Agreement, dated as of June 7, 2022, among Barnes & Noble Education, Inc., as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.2 to Report on Form 8-K filed with the SEC on June 10, 2022, and incorporated herein by reference.

10.9	Limited Waiver Agreement, dated as of June 28, 2022, among Barnes & Noble Education, Inc., as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.9 to Annual Report on Form 10-K filed with the SEC on June 29, 2022, and incorporated herein by reference.

10.10	Sixth Amendment, dated as of March 8, 2023, among the Company, as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.10 to Annual Report on Form 10-K filed with the SEC on July 31, 2023, and incorporated herein by reference.

10.11	First Amendment, dated as of March 8, 2023, among the Company, as borrower, certain subsidiaries of the Company party thereto as guarantors, TopLids LendCo, LLC and Vital Fundco, LLC, as lenders, and TopLids LendCo, LLC, as administrative agent and collateral agent for the lenders, to the Term Loan Credit Agreement, dated as of June 7, 2022, filed as Exhibit 10.11 to Annual Report on Form 10-K filed with the SEC on July 31, 2023, and incorporated herein by reference.

10.12	Seventh Amendment, dated as of May 24, 2023, among the Company, as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.12 to Annual Report on Form 10-K filed with the SEC on July 31, 2023, and incorporated herein by reference.

10.13	Second Amendment, dated as of May 24, 2023, among the Company, as borrower, certain subsidiaries of the Company party thereto as guarantors, TopLids LendCo, LLC and Vital Fundco, LLC, as lenders, and TopLids LendCo, LLC, as administrative agent and collateral agent for the lenders, to the Term Loan Credit Agreement, dated as of June 7, 2022, filed as Exhibit 10.13 to Annual Report on Form 10-K filed with the SEC on July 31, 2023, and incorporated herein by reference.

10.14	Eighth Amendment, dated as of July 28, 2023, among the Company, as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.14 to Annual Report on Form 10-K filed with the SEC on July 31, 2023, and incorporated herein by reference.

10.15	Third Amendment, dated as of July 28, 2023, among the Company, as borrower, certain subsidiaries of the Company party thereto as guarantors, TopLids LendCo, LLC and Vital Fundco, LLC, as lenders, and TopLids LendCo, LLC, as administrative agent and collateral agent for the lenders, to the Term Loan Credit Agreement, dated as of June 7, 2022, filed as Exhibit 10.15 to Annual Report on Form 10-K filed with the SEC on July 31, 2023, and incorporated herein by reference.

10.16	Trademark License Agreement, dated as of August 2, 2015, between Barnes & Noble Education, Inc. and Barnes & Noble, Inc., filed as Exhibit 10.4 to Report on Form 8-K filed with the SEC on August 3, 2015, and incorporated herein by reference.

10.17	Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan, amended and restated as of September 23, 2021, filed as Exhibit 10.1 to Report on Form 10-Q filed with the SEC on November 11, 2021, and incorporated herein by reference.

10.18	Barnes & Noble Education, Inc. Form of Performance Unit Award Agreement, filed as Exhibit 10.5 to Report on Form S-1/A filed with the SEC on June 29, 2015, and incorporated herein by reference.

10.19	Barnes & Noble Education, Inc. Form of Performance-Based Stock Unit Award Agreement, filed as Exhibit 10.6 to Report on Form S-1/A filed with the SEC on June 29, 2015, and incorporated herein by reference.

10.20	Barnes & Noble Education, Inc. Form of Performance-Based Stock Unit Award Agreement, filed as Exhibit 10.2 to Report on Form 10-Q filed with the SEC on December 4, 2018, and incorporated herein by reference.

10.21	Barnes & Noble Education, Inc. Form of Performance Share Award Agreement, filed as Exhibit 10.1 to Report on Form 10-Q filed with the SEC on September 8, 2016, and incorporated herein by reference.

10.22	Barnes & Noble Education, Inc. Form of Restricted Stock Unit Award Agreement, filed as Exhibit 10.7 to Report on Form S-1/A filed with the SEC on June 29, 2015, and incorporated herein by reference.

10.23	Barnes & Noble Education, Inc. Form of Restricted Stock Unit Award Agreement, filed as Exhibit 10.3 to Report on Form 10-Q filed with the SEC on December 4, 2018, and incorporated herein by reference.

10.24	Barnes & Noble Education, Inc. Form of Restricted Stock Award Agreement, filed as Exhibit 10.8 to Report on Form S-1/A filed with the SEC on June 29, 2015, and incorporated herein by reference.

10.25	Barnes & Noble Education, Inc. Form of Restricted Stock Award Agreement, filed as Exhibit 10.4 to Report on Form 10-Q filed with the SEC on December 4, 2018, and incorporated herein by reference.

10.26	Barnes & Noble Education, Inc. Form of Phantom Share Units Award Agreement, filed as Exhibit 10.15 to Annual Report on Form 10-K filed with the SEC on June 30, 2021, and incorporated herein by reference.

10.27	Barnes & Noble Education, Inc. Form of Non-Qualified Stock Options Award Agreement, filed as Exhibit 10.16 to Annual Report on Form 10-K filed with the SEC on June 30, 2021, and incorporated herein by reference.

10.28	Amended and Restated Employment Agreement, dated July 19, 2017, between Barnes & Noble Education, Inc. and Michael P. Huseby filed as Exhibit 10.2 to Report on Form 8-K filed with the SEC on July 20, 2017, and incorporated herein by reference.

10.29	Letter Agreement, dated as of April 1, 2020 between the Company and Michael P. Huseby, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on April 2, 2020, and incorporated herein by reference.

10.30	Amendment to Employment Agreement, dated September 24, 2020, with Michael P. Huseby, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on September 29, 2020, and incorporated herein by reference.

10.31	Amendment to Employment Agreement, dated June 23, 2022, with Michael P. Huseby, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on June 24, 2022, and incorporated herein by reference.

10.32	Amended and Restated Employment Letter, effective as of June 19, 2019, between Barnes & Noble Education Inc., Barnes & Noble College Booksellers, LLC and Michael C. Miller, filed as Exhibit 10.24 to Annual Report on Form 10-K filed with the SEC on June 25, 2019, and incorporated herein by reference.

10.33	Resignation Letter, dated as of April 12, 2023 between the Company and Thomas D. Donohue, filed as Exhibit 10.33 to Annual Report on Form 10-K filed with the SEC on July 31, 2023, and incorporated herein by reference.

10.34	Amended and Restated Employment Letter, dated June 19, 2019, between B&N Education, LLC, a subsidiary of Barnes & Noble Education, Inc. and Jonathan Shar, filed as Exhibit 10.2 to Form 10-Q filed with the SEC on September 2, 2021, and incorporated herein by reference.

10.35	Resignation Letter, dated as of December 1, 2022 between the Company and David W.B. Nenke, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on December 6, 2022, and incorporated herein by reference.

10.36	Form of Director and/or Officer Indemnification Agreement, filed as Exhibit 10.14 to Report on Form S-1/A filed with the SEC on June 29, 2015, and incorporated herein by reference.

10.37	Form of Retention Agreement, dated as of July 14, 2022, of Barnes & Noble College Booksellers, LLC, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on July 18, 2022, and incorporated herein by reference.

10.38	Cooperation Agreement, dated July 25, 2022, by and among Barnes & Noble Education, Inc. and Outerbridge Capital Management, LLC and certain of its affiliates signatory thereto, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on July 27, 2022, and incorporated herein by reference.

10.39	Form of Retention Agreement, dated as of April 25, 2023, of Barnes & Noble College Booksellers, LLC, filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on May 1 2023, and incorporated herein by reference.

10.40	Ninth Amendment, dated as of October 10, 2023, among the Company, as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.1 to Quarterly Report on Form 10-Q filed with the SEC on December 7, 2023, and incorporated herein by reference.

10.41	Independent Director Agreement, dated August 11, 2023 between Steven Panagos and Barnes & Noble Education, Inc., filed as Exhibit 10.1 to the Company’s Current Form on Form 8-K filed with the SEC on August 11, 2023, and incorporated herein by reference.

10.42	Independent Director Agreement, dated August 11, 2023 between Raphael Wallander and Barnes & Noble Education, Inc, filed as Exhibit 10.2 to the Company’s Current Form on Form 8-K filed with the SEC on August 11, 2023, and incorporated herein by reference.

10.43	Employment Letter, dated August 28, 2023, between Barnes & Noble Education, Inc. and Kevin Watson, filed as Exhibit 10.2 to the Company’s Current Form on Form 8-K filed with the SEC on September 6, 2023, and incorporated herein by reference.

10.44	Amendment to Offer Letter Agreement, dated January 31, 2024, with Kevin Watson, filed as Exhibit 10.1 to the Company’s Current Form on Form 8-K filed with the SEC on February 6, 2024, and incorporated herein by reference.

10.45	Retention Agreement Amendment, dated September 8, 2023 between Michael C. Miller and Barnes & Noble Education, Inc., filed as Exhibit 10.1 to Report on Form 8-K filed with the SEC on September 14, 2023, and incorporated herein by reference.

10.46	Retention Agreement Amendment, dated September 8, 2023 between Jonathan Shar and Barnes & Noble Education, Inc., filed as Exhibit 10.2 to Report on Form 8-K filed with the SEC on September 14, 2023, and incorporated herein by reference.

10.47	Performance Incentive Agreement, dated September 14, 2023 between Michael P. Huseby and Barnes & Noble Education, Inc., filed as Exhibit 10.3 to Report on Form 8-K filed with the SEC on September 14, 2023, and incorporated herein by reference.

10.48	Barnes & Noble Education, Inc. Second Amended and Restated Equity Incentive Plan, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed with the SEC on October 20, 2023, and incorporated herein by reference.

10.49	Tenth Amendment, dated as of December 12, 2023, among the Company, as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015, filed as Exhibit 10.1 to the Company’s Current Form on Form 8-K filed with the SEC on December 13, 2023, and incorporated herein by reference.

10.50	Standby, Securities Purchase and Debt Conversion Agreement dated April 16, 2024, among the Company, Toro 18 Holdings LLC, Outerbridge Capital Management, LLC, Selz Family 2011 Trust, Vital Fundco, LLC and TopLids LendCo, LLC, filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 16, 2024, and incorporated herein by reference.

10.51	Twelfth Amendment to Credit Agreement, by and among Bank of America, N.A., the Lenders party thereto, Barnes & Noble Education, Inc., the other borrowers party thereto and the other parties party thereto as “Guarantors”, dated April 16, 2024, filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on April 16, 2024, and incorporated herein by reference.

10.52	Letter Agreement between Michael P. Huseby and Barnes & Noble Education, Inc., dated April 15, 2024, filed as Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on April 16, 2024, and incorporated herein by reference.

21.1	List of subsidiaries of Barnes & Noble Education, Inc., filed as Exhibit 21.1 to Annual Report on Form 10-K filed with the SEC on July 31, 2023, and incorporated herein by reference.

23.1***	Consent of Paul Hastings LLP (included in Exhibit 5.1)

23.2*	Consent of Paul Hastings LLP (included in Exhibit 8.1)

23.3***	Consent of Ernst & Young LLP

24.1***	Power of Attorney.

107***	Filing Fee Table

*	Filed herewith.
**	Furnished herewith.
***	Previously filed with the Registration Statement on Form S-1 filed with the SEC on April 18, 2024.
†

Certain exhibits and schedules have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they are both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable, the required information is not present in amounts sufficient to require submission of such schedules, or the information is included in the Registrant’s financial statements or notes thereto.

Item 17. Undertakings

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (l)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 462(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such first use.

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Basking Ridge, State of New Jersey, on May 9, 2024.

BARNES & NOBLE EDUCATION, INC.

By:	/s/ Michael P. Huseby
Michael P. Huseby
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael P. Huseby Michael P. Huseby	Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2024

/s/ Kevin F. Watson Kevin F. Watson	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 9, 2024

/s/ Seema C. Paul Seema C. Paul	Chief Accounting Officer (Principal Accounting Officer)	May 9, 2024

* Mario R. Dell’Aera, Jr.	Chairman and Director	May 9, 2024

* David G. Golden	Director	May 9, 2024

* Denise Warren	Director	May 9, 2024

* John R. Ryan	Director	May 9, 2024

* Kathryn Eberle Walker	Director	May 9, 2024

* Raphael Wallander	Director	May 9, 2024

* Steven Panagos	Director	May 9, 2024

*By:	/s/ Michael P. Huseby
Name:	Michael P. Huseby
Title:	Attorney-in-fact